Form 10-K, Exhibit 13
period 1993-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1994-03-02
CIK 25885

EXHIBIT 13.a
CROWN CENTRAL PETROLEUM CORPORATION

Shareholders' Letter

To Our Shareholders:

The Company had a net loss of $4.3 million ($.44 per share) in 1993 compared to a net loss of $5.5 million ($.56 per share) in 1992. Sales and operating revenues were $1.747 billion in 1993 compared to $1.795 billion in 1992. For the fourth quarter, the Company reported a net income of $6.9 million ($.70 per share), compared to a net loss of $3.26 million ($.33 per share) in the third quarter of 1993 and a net loss of $5.5 million ($.56 per share) in the fourth quarter of 1992. Although full year results were again disappointing, 1993 provided some long anticipated indications, especially in the fourth quarter, that general economic conditions have stabilized.

This past year also marked the twentieth anniversary of the OPEC oil embargo. A review of key statistics over the past two decades reflects the volatile nature of the petroleum industry. For those who accept the realities of this business and who are equally resourceful in adopting successful strategies to profit from the opportunities presented, the future is brighter and more promising.

Since the embargo, although U.S. GNP has grown by 60%, total petroleum energy consumption has remained constant at 17.2 million barrels per day. In fact, Americans are driving 50% more now than in 1973, yet gasoline use is up only 12%. Because of the sharp decline in oil prices in 1986, gasoline has been very much of a bargain for the American consumer. Regrettably, these lower prices have caused less domestic production which has increased our foreign crude exposure from 36% to nearly a 50% dependency. In addition, domestic refining is under pressure from foreign product imports which enjoy a significant price advantage as a result of our higher level of domestic health, safety and environmental costs.

In 1993, Crown initiated additional internal management programs to promote efficiency and to achieve maximum advantage from available technologies. The Business Process Improvement Program is being implemented as each business segment is reviewed with Supply & Transportation recently completed, Marketing currently in progress, and all others scheduled. This effort will help in selecting the correct software applications and in forming the basis for restructuring workflows and improving efficiency. The Crown Management System challenges employees with the opportunity to efficiently direct individual efforts towards meaningful and measurable corporate objectives which can be used to document successful performance.

With additional environmental regulations constantly being imposed on all of our facilities, products, personnel and markets, compliance is clearly a most difficult and challenging task. Recently, the Ozone Transportation Commission (OTC) petitioned EPA to require northeastern states from Maine to Virginia to adopt the California LEV program. This action was taken despite independent studies that show that the CAL LEV program to be far less cost effective than numerous other ozone control strategies. Reauthorization of the Clean Water Act and the Occupational Safety and Health Act (OSHA), currently being considered by Congress, again requires us to be actively involved in the legislative and regulatory process.


Refining:
- --------
Both refineries initiated projects in 1993 that will result in higher efficiencies and increased yields of higher valued products. At Tyler, total hydrodesulfurization capacity was expanded by 60%. The ingenuity and commitment of the Tyler employees enabled them to complete this project on schedule at a cost of $10 million. A new installation of this type of facility would have cost an estimated $25 million. As a result of this project, the refinery can produce 12,000 barrels per day of low sulfur diesel which complies with regulations which went into effect in October of 1993. The unit has been on-stream since November and has performed up to expectations.

At Pasadena, engineering and construction on a new refinery control center began in 1993. The development of this project has involved the cooperation of several refinery groups because of the significant changes that will come with the new control system. As an example of this cooperation, the Company negotiated staffing changes with the labor union which will permit the operation to obtain the benefits of flexibility and improved yields available with the new control technology. The first phase of this project is expected to commence operation in mid-1994.

Total capital spending in refining in 1993 was $19.5 million. Capital spending at Tyler totaled $14.1 million with most of the funds spent on the desulfurization unit. Capital expenses at Pasadena totaled $5.4 million with the funds being spread over several small projects.

The Pasadena refinery continued efforts throughout 1993 to improve efficiencies and succeeded by reducing expenses by $6 million compared to 1992. Most of the process units at Pasadena operated at record rates during 1993. It is expected that these efficiencies will continue in 1994 as the Company further improves on the utilization of maintenance, operating and support groups.

At the Pasadena refinery, total gasoline and distillate production averaged 93,600 barrels per day versus 91,000 in 1992. While refinery utilization was approximately 90% for the year, production was scaled back at certain periods due to extremely weak margins. This was particularly true in the first quarter and again, at the end of the year. We were, nevertheless, able to optimize production of the most highly valued products. In periods of weak margins, the refinery will reduce total crude runs while utilizing a greater percentage of heavier crudes in order to lower costs.

Crude oil prices continued to be weak for the year, dropping from $19.50 to a low of $14 towards the end of December. While in the longer term lower crude prices spur gasoline demand and make other alternate fuel sources less attractive, current margins have been adversely impacted by the high levels of finished product inventories.

CROWN CENTRAL PETROLEUM CORPORATION

Shareholders' Letter

(Photographs of Henry A. Rosenberg, Jr. Chairman of the Board and Chief Executive Officer, and Charles L. Dunlap, President and Chief Operating Officer)
(Photographs' Captions: Henry A. Rosenberg, Jr. Chairman of the Board and Chief Executive Officer; Charles L. Dunlap, President and Chief Operating Officer)


By capturing more of the available margin than in prior years and by successfully keeping operating expenses down, our refining losses were minimized for the year.
In Supply and Transportation, the Margin Management System, or hedging strategy, is being used effectively. Over time, return on capital is expected to be improved, and volatility reduced, by more actively managing inventory exposure and capturing margins when opportunities permit. This program provides the Company with downside protection in the international oil markets. Results were favorably impacted as a result of 1993's hedging program.

Marketing:
- ---------
In 1993, Crown Marketing firmly established its profitability and made a significant contribution to corporate operating results. While the total volume of petroleum products sold through retail outlets compared to 1992 remained nearly constant, sales volumes at locations which were open during both periods increased by 7%. These results came in spite of substantial business disruptions during the installation of Stage II vapor recovery facilities at some of our highest volume units.

Retail margins continued to show gains of 9% over the prior period. A contributing factor was that premium retail volume, as a percentage of total gasoline sales, showed a 14% gain over last year. This reflects emphasis on increasing sales of higher margin products. Wholesale volumes at the Company's East Coast terminals posted an impressive 8% improvement. The increase was partially attributable to the acquisition of the Selma, North Carolina terminal in August of 1993. Acquired to serve the retail and wholesale operations in the Raleigh/Durham area, the Selma terminal is a 21 acre facility, served by the Colonial Pipeline. It is fully automated and has a 168,000 barrel storage capacity.

Sixty-three (63) retail units that failed to meet our strict criteria for volume and profitability were closed or sold in 1993. At the end of the year, our total retail outlet count stood at 376. During the year, five new facilities were opened. Crown continues to seek suitable new locations that offer the margin opportunities that we require. In July, the Company also opened in Annapolis, Maryland, the state's first public natural gas fueling facility. This received wide public and political recognition.

Marketing's reorganization continued by consolidating the Atlanta, Georgia and Richmond, Virginia retail divisions.
Significant savings will be achieved as a result.  An expanded
Richmond headquarters will now oversee the administration of all of Crown's company operated stations and stores.

Stage II compliance, as required by the Clean Air Act of 1990, was fully completed for designated non-attainment areas by the November 15 deadline. This represents a significant monetary investment on the part of the Company, whose capital spending on marketing environmental compliance projects amounted to nearly $9 million in 1993. Total marketing capital expenditures for 1993 were $19.1 million.

Coronet Security Systems, Inc., which is a wholly owned subsidiary of Crown that markets a unique interactive audio/video security/management system, successfully completed its first full year of operation. Coronet has sold security systems to other petroleum marketers and commercial retailers.

Unfortunately, in September, a fire destroyed the Company's

Pasadena, Texas, loading rack marketing facility one mile from the Company's refinery. Although there were several injuries, the courageous efforts of Crown employees prevented any loss of life and damage was confined to the rack area.

Much of the success enjoyed by the marketing division during this recovery period can be attributed to the loyal and faithful service of R.D. McMullen, Senior Vice President of Marketing who retired in 1993. His services will be missed.

At the annual meeting in April 1993, Robert M. Freeman, Chairman of the Board and CEO of Signet Banking Corporation and Bailey A.
Thomas, Chairman of the Board and CEO of McCormick & Company,
Inc., were elected Directors.

In conclusion, we are pleased to report that Crown is experiencing a growing sense of accomplishment and progress throughout the Company's operating and marketing areas. This has confirmed the validity of the refining and marketing strategies Crown has instituted during the past several years to restore and maintain profitability.

On behalf of all the employees of the Company, thank you for your continued interest and support.

Henry A. Rosenberg, Jr.                      Charles L. Dunlap

Henry A. Rosenberg, Jr.                      Charles L. Dunlap
Chairman of the Board                        President

February 28, 1994