Form 10-K, Exhibit 13
period 1993-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1994-03-02
CIK 25885

EXHIBIT 13.b

        Financial Summary, Operating Summary and Key Financial Statistics

CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

Year in Review




Thousand of dollars, except per share amounts    1993        1992      1991

                                              ---------- ----------- ---------
Financial Summary
- --------------------

Sales and operating revenues                  $1,747,411 $1,795,259 $1,857,711
Income (loss) before income taxes and
  cumulative effect of changes in
  accounting principles                              807   (16,955)   (5,333)
Net (loss)                                        (4,300)   (5,506)   (6,026)
Net (loss) per share                                (.44)     (.56)     (.61)
Cash flow from operating activities               28,878    52,951       529
Total capital expenditures                        40,860    38,003    64,782
Common stockholders' Equity                      298,353   303,274   310,747





In Thousands                                       1993      1992      1991
                                                  ------    ------    ------
Operating Summary
- --------------------

Barrels per day processed                            158       154       147
Gasoline barrels produced per day                     86        86        78
Distillate barrels produced per day                   52        49        47
Gasoline barrels sold per day                         91        90        86



                                                   1993      1992      1991
                                                  ------    ------    ------
Key Financial Statistics
- -------------------------

Working capital (in millions)                    $  51.8   $  44.9  $   90.2
Working capital ratio                            1.29 :1  1.22 : 1  1.42 : 1
Liquid assets as a percentage of current
  liabilities (1)                                  80.1%     83.8%     87.8%
Long term debt as a percentage of total
  capitalization (2)                               18.3%     16.9%     22.3%
Equity ratio (3)                                   45.5%     44.9%     45.2%
Return on average shareholders' equity             (1.4%)    (1.8%)    (1.9%)
Gross profit margin                                 8.2%      7.5%      7.5%


(1) Liquid assets defined as cash, cash equivalents and trade accounts receivable.
(2) Total capitalization defined as long-term debt and common stockholders' equity.
(3) Common stockholders' equity divided by total assets.