Form 10-K, Exhibit 13
period 1993-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1994-03-02
CIK 25885

EXHIBIT 13.c
Crown Central Petroleum Corporation
Directors and Officers

Board of Directors
(as of January 31, 1994)

Jack Africk #
Retired Vice Chairman
UST Inc.

George L. Bunting, Jr. #
President and CEO
Bunting Management Group

Michael F. Dacey +
Executive Vice President
The Chase Manhattan Bank, N.A.

Charles L. Dunlap *
President and Chief Operating
Officer of the Corporation

Robert M Freeman #
Chairman of the Board and
Chief Executive Officer
Signet Banking Corporation

Thomas M. Gibbons +
Retired Chairman of the Board
The Chesapeake and Potomac
Telephone Companies (part of
Bell Atlantic Corporation)

Patricia A. Goldman +
Senior Vice President
Corporate Communications
USAir

William L. Jews+
President and Chief
Executive Officer
Blue Cross and Blue Shield
of Maryland

Malcolm McNair #+
Retired Executive Vice
President
European American Bank &
Trust Company

Henry A. Rosenberg, Jr. *
Chairman of the Board and
Chief Executive Officer of the
Corporation

Phillip W. Taff #
Executive Vice President and
Chief Financial Officer and
Chief Administrative Officer
Greyhound Lines, Inc.

Bailey A. Thomas
Chairman of the Board and
Chief Executive Officer
McCormick & Company

Executive Committee

Jack Africk
Charles L. Dunlap
Henry A. Rosenberg, Jr.
Chairman

Officers
- --------

Henry A. Rosenberg, Jr.
Chairman of the Board and
Chief Executive Officer

Charles L. Dunlap
President and Chief
Operating Officer

Edward L. Rosenberg
Senior Vice President-
Finance and Administration

Thomas L. Owsley
Vice President-Legal

John E. Wheeler, Jr.
Vice President-Treasurer and
Controller

Randall M. Trembly
Vice President-Refining

George R. Sutherland, Jr.
Vice President-Supply and
Transportation

Frank B. Rosenberg
Vice President-Marketing

J. Michael Mims
Vice President-Human
Resources

Paul J. Ebner
Vice President-Marketing
Support Services

Dolores B. Rawlings
Secretary

William A. Wolters
Assistant Secretary

Peter G. Wolfhagan
Assistant Secretary

Phillip F. Hodges
Assistant Secretary

Kajal Roy
Assistant Secretary

Andrew Lapayowker
Assistant Secretary

Stephen A. Noll
Assistant Treasurer

David J. Shade
Assistant Treasurer


Coronet Security Systems, Inc.
Edward L. Rosenberg
Chairman of the Board


Fast Fare, Inc.
Frank B. Rosenberg
President

La Gloria Oil & Gas Company
Charles L. Dunlap
President

Tongue, Brooks &
Company, Inc.
R. Peter Urquhart
Chairman of the Board

+ Members of Executive
  Compensation and Bonus
  Committee

# Members of Audit
  Committee

* Members of Executive
  Committee