Form 10-K, Exhibit 13
period 1994-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1995-03-22
CIK 25885

                                                         EXHIBIT 13.a
CROWN CENTRAL PETROLEUM CORPORATION

Shareholders' Letter

To the Shareholders:

The Company had a net loss of $35.4 million ($3.63 per share) in 1994 compared to a net loss of $4.3 million in 1993. Sales and operating revenues were $1.699 billion in 1994 compared to $1.747 billion in 1993. For the fourth quarter, the Company reported a net loss of $10.2 million ($1.06 per share), compared to a net loss of $26.6 million ($2.71 per share) in the third quarter of 1994 and a net income of $6.9 million ($.70 per share) in the fourth quarter of 1993.

The 1994 results include a non-recurring, pre-tax third quarter non-cash charge of $16.8 million ($1.05 per share on an after tax basis) for the write down of hydrodesulphurization (HDS) equipment originally intended for use at the Pasadena refinery.

Refining:

Crown's primary refining strategies are to maximize production of high margin petroleum products and to improve the productivity of our operations. Crown seeks to accomplish this through constant technical innovation and modernization while being responsive to an ever changing market place.

Despite a strong first quarter, when margins reached $3.00/bbl due to the extremely harsh winter and the attendant demand for distillate products, refining continued to operate in a weak pricing environment for most of the year. For the full year, 1994, the U.S. Gulf Coast posted margin was historically one of the lowest on record. U.S. gasoline demand gained about 2.5% in 1994 compared to a 2.9% increase the prior year, while the domestic refining industry continued to operate at 93%
of capacity utilization. Weak refinery margins in the second half of 1994 were exacerbated by the anticipation of RFG gasoline requirements.
During this period the industry experienced increased production of conventional gasoline as well as near record levels of imported gasoline.

At the Pasadena, Texas refinery, the Company successfully completed a major maintenance turnaround during the fourth quarter on the fluid catalytic cracking unit. Several significant modifications were made to the unit resulting in reduced volumes of catalyst used and increased yield of gasoline. The first phase of the Distributed Control System
(DCS), constructed and designed to operate the entire Pasadena refinery from one central location, was successfully completed in June. The DCS is making important efficiency and operating contributions to the Pasadena facility.

Crown's Tyler, Texas operations enjoyed a profitable year because of its unique market niche, higher wholesale margins in the midwest and a continued successful slate of higher value products. The innovative collective bargaining agreement instituted in the second quarter resulted in payouts to Tyler refinery employees based on the provisions in the quarterly expense reduction and annual profit sharing programs. Reflecting the industry, both refineries ran at high utilization rates during the year except during the maintenance turnaround at Pasadena.

(Photograph of Henry A. Rosenberg, Jr. Chairman of the Board and Chief Executive Officer, and Charles L. Dunlap, President and Chief Operating Officer)
(Photograph's Caption: Henry A. Rosenberg, Jr. Chairman of the Board and
Chief Executive Officer     Charles L. Dunlap, President and Chief
Operating Officer)

Margin management continues to be an area of primary emphasis. The further development of a formalized and disciplined strategy will help the Company capture refining margins when attractive, and lessen the impact of volatility in the crude oil and product markets.

Marketing:


Our marketing strategy continues to seek broader market share and reduced earnings volatility by improving the balance between gasoline production and retail marketing.

Toward these objectives, marketing continued to make strong gains in 1994. At year end, Crown's unit count stood at 357. The Company closed or sold 22 sites during the year and opened three new ground-up locations. Crown has substantially completed its four year rationalization of its retail network and intends to focus its effort on the acquisition and development of new sites that meet our strict criteria for volume and margins in the year ahead.

Sales of convenience store merchandise at comparable open stores increased by an impressive degree versus 1993. However, total merchandise sales were up to a lesser extent reflecting both a fewer number of units in operation during 1994 and a more aggressive pricing strategy, implemented in March, 1994. Although merchandise gross profit margins were down versus 1993, Crown's objective to increase market share and customer count is succeeding. In 1995, we expect to generate increased margin dollars via a continuation of our "everyday low pricing" strategy, an improved merchandise product mix and a selective addition of food service offerings, including branded fast food, where feasible.

These encouraging figures also result, in part, from marketing's ongoing frequent buyer program. In October, Crown introduced the first all-electronic marketing program known as the "Road to Redemption". At the time of initial purchase, customers are issued a special card that electronically codes credits toward a wide variety of incentive items. This adds a new innovative degree of customer convenience. The results have been encouraging with repeat business and customer loyalty being the driving objective.

In regards to compliance with environmental regulations, Stage II vapor recovery standards were fulfilled and the RFG rollout in the Baltimore/Washington metropolitan area, Richmond, Norfolk, and Tidewater, Virginia went as scheduled.

In 1994, the EPA approved the Ozone Transport Commission's petition requesting permission to adopt the California Low-Emission Vehicle Program for the Northeast part of the U.S. At the same time, EPA encouraged the automotive industry's alternative proposal of a 49-state low-emission vehicle. The debate continues with fuel sulfur content and an electric car mandate being the primary issues of contention. Both the California and 49-state car programs may require lower sulfur than currently in federal RFG. As with the RFG program, significant investment would be required by the refining, and to a lesser degree, the automotive industries. This again could be a poorly conceived Federal mandate with a resulting negative backlash from consumers. Crown will continue to educate the public and legislators on this issue.

In January of 1995, the reorganization of our marketing operations continued with consolidation of wholesale operations to Houston, Texas and terminal operations to Millersville, Maryland. Responsibilities for all Company direct operations and dealer divisions were also consolidated into the Richmond office. It is expected that these responsibility realignments will result in greater efficiencies in management control and a reduction in operational costs.

                        -------------

The Business Process Improvement Project (BPIP) is proceeding according to schedule. The project entails the redesign of key business processes, the implementation of client/server technology, the institution of an enterprise wide network, and the transformation to state-of-the-art business application software specific to the oil industry. The objective of this project is to improve profitability by implementing an integrated "core system" in support of supply, scheduling, distribution, inventory, marketing/sales, financial and human resources/payroll.

Through emphasis at every level of the Company and the support of every worker, our safety program continues to achieve improvement in its performance objectives.

On January 24, 1995 the Company concluded the sale of $125 million of Senior Notes due in 2005. This financing will provide the Company with a non-amortizing source of capital for the next ten years for pursuing corporate growth strategies and operational efficiencies. The Offering was over-subscribed and positioned the Company to more effectively access public capital markets in the future.

In June, Phillip W. Taff joined the Company to become Senior Vice President-Finance and Chief Financial Officer of Crown. John E. Wheeler was promoted to Senior Vice President-Treasurer and Controller. Edward
L. Rosenberg assumed new responsibilities as Senior Vice President-Administration, Corporate Development and Long Range Planning.

In January 1995, Peter J. Holzer was elected to the Board of Directors. Mr. Holzer is Executive Vice President of Chase Manhattan Bank, N.A. and serves as its Director of Strategic Planning and Development.

Crown's subsidiary, Coronet Security Systems, Inc., selected Robert P. Russell to fill the position of President. Mr. Russell brings the experience of a distinguished thirty-year career in law enforcement. Most recently, he was the Chief of Police of Anne Arundel County, Maryland. Coronet's interactive audio/visual system is currently used in over 400 retail establishments in 20 states. In 1994, Coronet completed its first successful year of profitable operations.

It is with deep sorrow that Crown notes the passing of Board Member Bailey Thomas. His keen business sense and affable manner will be greatly missed.

In 1995, Crown enters its seventy-fifth year of marketing and refining. While the past several years have been difficult as we adjust to the realities of the volatile and changing market place, there is a renewed sense of confidence in the future of the Company. The support and dedication of Crown employees and shareholders have been a key factor in implementing the many programs and strategies required for a successful future.








Henry A. Rosenberg, Jr.                  Charles L. Dunlap
Henry A. Rosenberg, Jr.                  Charles L. Dunlap
Chairman of the Board                    President
February 28, 1995