Form 10-K, Exhibit 13
period 1994-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1995-03-22
CIK 25885

                                                         EXHIBIT 13.b

CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

Year in Review


Thousand of dollars, except per share amounts        1994        1993        1992
                                                  ----------  ----------  ----------
Financial Summary
- --------------------
Sales and operating revenues                      $1,699,168  $1,747,411  $1,795,259
(Loss) income before income taxes and cumulative
  effect of changes in accounting principles         (52,836)        807     (16,955)
Net (loss)                                           (35,406)     (4,300)     (5,506)
Net (loss) per share                                   (3.63)       (.44)       (.56)
Cash flow from operating activities                    8,602      28,878      52,951
Total capital expenditures                            34,359      40,860      38,003
Common stockholders' Equity                          260,461     298,353     303,274



In thousands                                           1994        1993        1992
                                                      ------      ------      ------
Operating Summary
- --------------------
Barrels per day processed                                148         158         154
Gasoline barrels produced per day                         80          86          86
Distillate barrels produced per day                       48          52          49
Gasoline barrels sold per day                             84          91          90



                                                       1994        1993        1992
                                                      ------      ------      ------
Key Financial Statistics
- -------------------------
Working capital (in millions)                       $   53.7    $   51.8    $   44.9
Working capital ratio                               1.22 : 1    1.29 : 1    1.22 : 1
Liquid assets as a percentage of current
  liabilities (1)                                      75.8%       80.1%       83.8%
Long term debt as a percentage of total
  capitalization (2)                                   29.1%       18.3%       16.9%
Equity ratio (3)                                       37.0%       45.5%       44.9%
Return on average shareholders' equity                (12.7%)      (1.4%)      (1.8%)
Gross profit margin                                     5.7%        8.2%        7.5%

(1) Liquid assets defined as cash, cash equivalents and trade accounts receivable.
(2) Total capitalization defined as long-term debt and common stockholders' equity.
(3) Common stockholders' equity divided by total assets.
