Form 10-K, Exhibit 13
period 1994-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1995-03-22
CIK 25885

                                                               EXHIBIT 13.c
Crown Central Petroleum Corporation
Directors and Officers

Board of Directors
(as of January 31, 1995)

Jack Africk #
Retired Vice Chairman
UST Inc.

George L. Bunting, Jr. #
President and CEO
Bunting Management Group

Michael F. Dacey #
Director
Gulftech International, Inc.

Charles L. Dunlap
President and Chief Operating Officer
of the Corporation

Robert M. Freeman #
Chairman of the Board and
Chief Executive Officer
Signet Banking corporation

Thomas M. Gibbons +
Retired Chairman of the Board
The Chesapeake and Potomac
Telephone Companies (part of Bell
Atlantic Corporation)

Patricia A. Goldman +
Retirement Senior Vice President
Corporate Communications USAir

Peter J. Holzer
Executive Vice President
The Chase Manhattan Bank N.A.

William L. Jews +
President and Chief Executive Officer
Blue Cross and Blue Shield
of Maryland

Malcolm McNair +
Retired Executive Vice President
European American Bank & Trust
Company

Henry A. Rosenberg, Jr.
Chairman of the Board and
Chief Executive Officer of the
Corporation

+ Members of Executive
  Compensation and Bonus
  Committee

# Members of Audit Committee

Executive Committee

Jack Africk
Charles L. Dunlap
Henry A. Rosenberg, Jr.
Chairman

Officers

Henry A. Rosenberg, Jr.
Chairman of the Board and
Chief Executive Officer

Charles L. Dunlap
President and Chief Operating Officer

Phillip W. Taff
Senior Vice President - Finance and
Chief Financial Officer

Edward L. Rosenberg
Senior Vice President - Administration,
Corporate Development and
Long Range Planning

John E. Wheeler, Jr.
Senior Vice President - Treasurer and
Controller

Thomas L. Owsley
Vice President - Legal

Randall M. Trembly
Vice President - Refining

George R. Sutherland, Jr.
Vice President - Supply and
Transportation

Frank B. Rosenberg
Vice President - Marketing

J. Michael Mims
Vice President - Human Resources

Paul J. Ebner
Vice President - Marketing Support
Services

Delores B. Rawlings
Secretary

William A. Wolters
Assistant Secretary

Peter G. Wolfhagan
Assistant Secretary

Phillip F. Hodges
Assistant Secretary

Andrew Lapayowker
Assistant Secretary

Stephen A. Noll
Assistant Treasurer

David J. Shade
Assistant Treasurer


Coronet Security Systems, Inc.
Edward L. Rosenberg
Chairman of the Board


Fast Fare, Inc.
Frank B. Rosenberg
President

LaGloria Oil & Gas Company
Charles L. Dunlap
President

Tongue, Brooks & Company, Inc.
R. Peter Urquhart
Chairman of the Board