Form 10-K, Exhibit 13
period 1994-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1995-03-22
CIK 25885

                                                               EXHIBIT 13.d

                           CORPORATE INFORMATION

Crown Central Petroleum Corporation is ranked among the 300 largest industrial companies in the United States. An independent refiner and marketer of petroleum products, Crown and its La Gloria Oil and Gas Company subsidiary operate two refineries in Texas with a combined capacity of 152,000 barrels per day. Crown markets its refined products at 357 retail gasoline stations and convenience stores in seven Mid-Atlantic and Southeastern states. Crown's wholesale operations extend from its Texas refineries into the Southeastern, Mid-Atlantic and Midwestern regions of the United States.

By concentrating on its core business and maintaining a strong financial position, Crown is able to offer quality products to its customers and long-term value to its shareholders.




CROWN
(registered trademark)
General Offices
The Blaustein Building
One North Charles Street
P.O. Box 1168
Baltimore, Maryland 21203
(410) 539-7400