Form 10-K, Exhibit 13
period 1995-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1996-03-15
CIK 25885

                                                               EXHIBIT 13.a

               CROWN CENTRAL PETROLEUM CORPORATION

                      L
                      L
                      LETTER TO THE
                       ETTER TO THE
                       ETTER TO THE S
                                    S
                                    SHAREHOLDERS
                                     HAREHOLDERS
                                     HAREHOLDERS




          To the Shareholders:
          To the Shareholders:
          To the Shareholders:

          Crown's results for 1995 reflect improved operating income despite continued industry weaknesses in Gulf Coast refining margins. Earnings before interest, taxes, depreciation, amortization, abandonments (including the impact of the initial adoption of SFAS No. 121 in 1995), and before LIFO accounting provisions (collectively referred to as EBITDAAL) amounted to $34.7 million in 1995 compared to $31.3 million in 1994, an increase of 11%.

          Several positive factors contributed to this improved operating performance. Crown's aggressive cost-reduction program throughout the Company resulted in nearly $15 million of savings.
           In addition, our retail performance was strong throughout the year, with volumes up in all categories of stores. While total average gasoline margins, on a cents per gallon basis, were slightly less than 1994, both merchandise revenue and gross margins were up substantially.

          Although net income was not positive in 1995, strong performance in key finance, administrative, and operating areas helped minimize negative results. The capital expenditures made during

                                                                        221
          1995 were prudent investments in the Company's
          future that promote efficiencies and
          competitiveness.   Projects such as the new
          automated Distributed Control System (DCS) for the
          Pasadena refinery and the purchase of additional retail outlets contributed to improved operating results in 1995 and will continue to benefit the Company for many years to come.


          Including one-time, non-cash write-downs, the Company reported a net loss before extraordinary items of $67.4 million ($6.87 per share) in 1995 compared to a net loss of $35.4 million ($3.63 per share) in 1994. Crown's 1994 earnings reflect a write-down of certain refinery projects related to a $16.8 million pre-tax charge to earnings for hydro-desulphurization equipment which had been purchased for the Pasadena refinery. The 1995 results include a one-time non-cash write-down of certain Company refinery assets in accordance with SFAS No.121, which relates to the accounting for the impairment of long-lived assets. The write-down, amounting to $80.5 million dollars on a pre-tax basis, will improve future earnings results and related returns on both equity and capital employed, while permitting improved comparisons with other independent refiners and marketers. Additionally, the Company took an extraordinary $3.3 million after-tax charge in January of 1995 related to early retirement of senior long-term notes when the Company completed the $125 million public debt offering. The resulting net loss for 1995 was $70.6 million ($7.20 per share) compared to a net loss in 1994 of $35.4 million ($3.63 per share).

          While the SFAS No.121 impact was taken entirely in the fourth quarter, the quarter's operating results showed a slight improvement over 1994.
          The EBITDAAL loss amounted to $4.6 million in the fourth quarter of 1995 before the one-time non-cash write-down of $80.5 million related to SFAS No.121 as described above. This compares to an EBITDAAL loss of $4.9 million in the fourth quarter of 1994 which benefited from exceptionally strong retail margins. Fourth quarter retail margins averaged 18 cents per gallon in 1994 compared to a more typical 12 cents per gallon in 1995.

          (Photograph of Henry A. Rosenberg, Jr. Chairman of the Board, President and Chief Executive Officer)
          (Photograph's Caption: Henry A. Rosenberg, Jr.
          Chairman of the Board and President)

          Overall results for the fourth quarter of 1995, including charges relating to the one-time non-cash SFAS No.121 write-down, amounted to a net

          222
          loss of $67.8 million compared to a net loss of $10.2 million for the fourth quarter of 1994.

          Both the annual and fourth quarter results for 1995 include substantial increases in net interest expense due to the issuance of additional debt. This increase amounted to $12.1 million in 1995 compared to $6.6 million in 1994 with the fourth quarter net interest expense amounted to $3.2 million in 1995 compared to $1.8 million in 1994.
           Crown's cash position at year-end remained strong
          at $43 million.  Further improvements in inventory
          management resulted in a reduction in inventory quantities, which in turn reduced the 1995 net loss by $3.0 million ($.30 per share).

          ________
          Refining
          ________
          Refining
          ________
          Refining


          Crown's refineries performed well from an operations perspective in 1995. Depressed margins on the Gulf Coast due in large part to the unseasonably warm winter of 1994/1995, were responsible for disappointing financial results. Results would have been even more disappointing had not the cash operating costs per barrel at Pasadena been reduced to $1.66 during the year, a 13% decline from 1994's $1.92. This significant improvement is the result of cost cutting programs, process improvements and higher throughput.

          The past several years have been difficult, but there is reason to be confident about the future of the petroleum industry. (1) Demand growth will remain relatively strong due to continued modest economic expansion and due to a less fuel efficient fleet of vehicles as new car sales of luxury and recreational-oriented vehicles outpace overall new car sales. (2) Annual capacity expansion for upgraded fuels will be lower as new capital for refineries has dropped sharply on a per barrel basis since 1990 following the completion of a number of refining projects that were required to meet the Clean Air Act. (3) The 1998 California Air Resources Board standards will create additional strong demands for alkylates, some of which will have to be supplied by Gulf Coast refineries. (4) The ``
                                       greening'' of Europe
          will positively impact domestic gasoline producers by reducing cost advantages European producers have realized in recent years. As a result, it can be expected that future refining margins have the possibility of again reaching levels that more adequately compensate refiners for their employed capital.

          Keeping our refineries efficient and up-to-date with current technology are strategies that will be key to future successes. As an example, a new

                                                                        223
          refinery-wide distributed control system, DCS, which is now fully commissioned at our Pasadena facility, has provided new and valuable technology for optimizing process unit operations by maximizing throughputs and improving yields of desirable more profitable products.

          Process improvements were made during the
          turnaround in the fourth quarter of 1994 to the fluid catalytic cracking (FCC) unit at Pasadena. As a result, there was an 18% increase of the more profitable products such as propane/propylene mix and less production of lower valued products such as slurry. Gasoline yields also showed favorable
          gains at the FCC unit.   The continuous catalyst
          regeneration reformer at Pasadena was modified during a turnaround in 1995, and the capacity was increased by 18% to 26,000 barrels per day.

          Favorable industry trends, as cited above, combined with Crown's continuing investments in productivity, should result in improved financial results over the next several years.

          _________
          Marketing
          _________
          Marketing
          _________
          Marketing


          Crown marketing continued to produce excellent results for the year. Merchandise sales at comparable stores were 12.3% higher and gasoline sales showed gains of 6.6% over 1994 despite national demand for gasoline growing at only a 1.5% to 2% rate. Gross merchandise margins, as a percent of revenues, were up 9% from 22.7% to 24.7%. Gasoline margins per gallon were slightly lower in 1995, compared to 1994, principally due to the exceptionally strong gasoline margins experienced during the last quarter of 1994. Gasoline margins per gallon experienced during the fourth quarter of 1995 were more in line with historical seasonal trends.

          During the year, eighteen units were added to our system. Fifteen of these were acquired as existing units which were located in current Crown high growth market areas and were easily assimilated into our infrastructure. These units are projected to produce a 4% yearly volume increase or 20.5 million gallons and this is expected to provide additional economies of scale.
           The remaining three units were new sites constructed in Maryland. These new stores are nearly doubling the gallonage sold compared to the existing Maryland stations' average. This gives us confidence that Crown's ``
                                      new build program''
          is based upon a sound foundation and that it will assist us in our pursuit of our strategic goal of improving the balance between our refining

          224
          capacity for gasoline production and our retail volume.

          In keeping with recent market trends to provide the consumer with more convenience, Crown installed four Taco Bells in existing stores.
          These are franchises owned by Crown and operated in company-managed stores. A Subway restaurant was constructed in one of our Maryland stations and the Crown dealer is operating as the Subway franchisee.

          On a net basis, Crown ended 1995 with 8 fewer stores due to the closing of low performing units.
           Aside from expected attrition, normal for any retail operation, the Company's downsizing program which began four years ago is essentially complete.


          ---
            ---
              ---
                ---
                  ---
                    ---
                      ---
                        ---
                          ---
                            ---
                              ---
                                ---
                                  ---

          Two major financial agreements were concluded during the year, one of which was mentioned earlier. In January, the Company closed an oversubscribed public offering of $125 million senior notes, the proceeds of which were used to retire existing debt with non-amortizing ten-year notes. A second, in September, was a $130 million revolving credit to provide working capital and letter of credit capacity. In part, as a result of these financial activities, there has been increased interest in Crown from the investment research community and industry publications. Gasoline Marketing, an industry trade journal, featured Crown's Tyler refinery in their very positive cover story in the October/November 1995 issue.

          As of this announcement, Crown management is in a lockout situation at the Pasadena refinery with the Oil, Chemical, & Atomic Workers Union. Talks to resolve the issues are underway and the Company is hopeful of an early settlement. Refining operations continue uninterrupted with supervisors and salaried employees, some drawn from other areas of the Company.

          Charles L. Dunlap, President and C.O.O., resigned his position to pursue other investment and business opportunities effective February 29,
          1996. Crown is grateful for his leadership and the many contributions made during his service.

          We are pleased to announce that the Reverend
          Harold E. Ridley, Jr., S.J., President of Loyola College in Maryland, joined our Board of Directors in December 1995. Mr. Malcolm McNair retired from the Board after many years of dedicated service. His wise counsel and seasoned judgment will be

                                                                        225
          greatly missed.  Also, during the year, Randall M.
          Trembly and George R. Sutherland, Jr., were promoted to the position of Senior Vice President.


          Management has reviewed the industry and carefully analyzed each segment of our businesses in relation to the level of return that shareholders expect to be receiving on their capital. Models and strategies for the future have been developed for managing improvement throughout all of Crown's operations. Crown looks forward to continued progress in the year ahead.

          The support and confidence of all Crown
          shareholders and employees during this difficult period for our industry is greatly appreciated.


          Sincerely,
          Henry A. Rosenberg, Jr.
          Henry A. Rosenberg, Jr.
          Chairman of the Board and President

          March 1, 1996