Form 10-K, Exhibit 13
period 1995-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1996-03-15
CIK 25885

          EXHIBIT 13.b CROWN  CENTRAL PETROLEUM  CORPORATION
          AND SUBSIDIARIES

          Year in Review


          Thousand of dollars, except per share amounts1995     1994     1993
                                   ----------------------------------------
          -----
          Financial Summary
          -------------------------
          Sales and operating revenues $1,864,639 $1,699,168
                                       $1,747,411
          (Loss) income before income taxes and
            extraordinary (loss)          (98,489)  (52,836)     807
          Net (loss)                      (70,624)  (35,406)  (4,300)
          Net (loss) per share              (7.20)    (3.63)    (.44)
          EBITDAAL (1)                     34,702    31,331   23,377
          Cash flow from operating activities4,172         8,602    28,878
          Total capital expenditures       41,010    34,359   40,860
          Common stockholders' Equity     189,495   260,461  298,353

          226


          In thousands                   1995              1994     1993

                                    ------------- -------------     ------
          -------
          Operating Summary
          -------------------------
          Barrels per day processed           154       148      158
          Gasoline barrels produced per day    91        80       86
          Distillate barrels produced per day  46        48       52
          Gasoline barrels sold per day        92        84       91



                                          1995             1994     1993

                                      ----------- -------------     ------
          --------
          Key Financial Statistics
          -------------------------

          Working capital (in millions)     $45.9   $  53.7  $  51.8
          Working capital ratio            1.22:1  1.22 : 1 1.29 : 1
          Liquid assets as a percentage of current
            liabilities (2)                 72.2%     75.8%    80.1%
          Long term debt as a percentage of total
            capitalization (3)              40.7%     29.1%    18.3%
          Equity ratio (4)                  32.5%     37.0%    45.5%
          Return on average shareholders' equity(31.4%    )(12.7%  )(1.4% )
          Gross profit margin                5.9%      5.7%     8.2%


          (1) EBITDAAL is defined as operating inncome (loss) before interest and taxxes (EBIT), excluding depreciation and amortization (DA), excluding gain (loss) on sales and abandonments of property, plant and equipment (A), and excluding the impact on operating income (loss) of accounting for inventory under the LIFO method compared with the FIFO method (L).

          (2) Liquid assets defined as cash, cash equivalents and trade accounts receivable.

          (3) Total capitalization defined as long-term debt and common stockholders' equity.

          (4) Common stockholders' equity divided by total assets.
