Form 10-K, Exhibit 13
period 1995-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1996-03-15
CIK 25885

                                                       EXHIBIT 13.c
          Crown Central Petroleum Corporation
          Directors and Officers

          Board of Directors


          Jack Africk #
          Retired Vice Chairman
          UST Inc.

          George L. Bunting, Jr. #
          President and CEO
          Bunting Management Group

          Michael F. Dacey #
          President
          The Evolution Consulting Group, Inc.

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

          Peter J. Holzer +
          Executive Vice President
          The Chase Manhattan Bank N.A.

          William L. Jews +
          President and Chief Executive Officer
          Blue Cross and Blue Shield
          of Maryland

          Rev. Harold E. Ridley, Jr., S.J.
          President
          Loyola College in Maryland

          Henry A. Rosenberg, Jr.
          Chairman of the Board, President and
          Chief Executive Officer of the
          Corporation

          + Members of Executive
            Compensation and Bonus
            Committee

          # Members of Audit Committee

          Executive Committee

          Jack Africk
          Thomas M. Gibbons
          Henry A. Rosenberg, Jr.

          Officers

          Henry A. Rosenberg, Jr.
          Chairman of the Board, President and
          Chief Executive Officer

          Phillip W. Taff
          Senior Vice President - Finance and
          Chief Financial Officer

          Edward L. Rosenberg
          Senior Vice President - Administration,
          Corporate Development and
          Long Range Planning

          John E. Wheeler, Jr.
          Senior Vice President - Treasurer and
          Controller

          Randall M. Trembly
          Senior Vice President - Refining

          George R. Sutherland, Jr.
          Senior Vice President - Supply and
          Transportation

          Thomas L. Owsley
          Vice President - Legal

          Frank B. Rosenberg
          Vice President - Marketing

          J. Michael Mims
          Vice President - Human Resources

          Paul J. Ebner
          Vice President - Marketing Support
          Services

          Dennis W. Marple
          Vice President - Wholesale Sales
          and Terminals

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

          Kim M. Melton
          Assistant Treasurer

          Coronet Security Systems, Inc.
          Edward L. Rosenberg
          Chairman of the Board


          Fast Fare, Inc.
          Frank B. Rosenberg
          President

          LaGloria Oil & Gas Company
          Henry A. Rosenberg, Jr.
          President

          Transfer Agent and Registrar
          The First National Bank of Boston
          c/o Equiserve, L. P.
          P. O. Box 644
          Boston, Massachussetts 02102
          800-736-3001