Form 10-K, Exhibit 13
period 1995-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1996-03-15
CIK 25885


            Crown Central Petroleum Corporation and Subsidiaries
            Operating Results


                      Twelve Months Ended

                             December 31
                          Dollars in thousands, exxcept per share data
             1995           1994

                    ------------    -------------
            Sales and operating revenues                                 $1,864,639
                 $1,699,168
            SFAS 121 Implementation (1)                                    (80,524)
            (Loss) before income taxes (2)
          (98,489)             (52,836)
            (Loss) before extraordinary item                                (67,367)
                      (35,406)
            (Loss) from extraordinary item (3)                               (3,257)
                             ----
            Net (loss)
               (70,624)            (35,406)
            (Loss) per share before extraordinary item                     (6.95)
                       (3.63)
            (Loss) per share from extraordinary item                         (.33)
                            ----
            Net (loss) per share
             (7.28)                 (3.63)
            Weighted average shares used in the
                 computation of (loss) per share                         9,697,611
                    9,742,598
            ------------------------------------------------------------------------
          ---------------------

            (1)  During the fourth quarter of 1995, the Company implemented
          Statement of Financial Accounting Standard No. 121 ``
                                                              Accounting for the
          Impairment of Long-Lived Assets and Long-Lived assets to be Disposed Of''
          which resulted in a write-down of $80.5 million related to certain refinery assets.

            (2)  Includdes the impact of implementation of SFAS 121.

                                                                        231

            (3) During the first quarter of 1995, the Company incurred an extraordinary loss as a result of the early retirement of its outstanding 10.42% Senior Notes (Notes). The outstanding Notes were retired on January 24, 1995 from the proceeds received from the sale of $125 million of Unsecured 10.875%
            Senior Notes due February 1, 2005.



            Crown Central Petroleum Corporation and Subsidiaries
            Operating Statistics



              Twelve Months Ended

                   December 31

                  1995         1994

             ------------   ----------
            ________
            REFINING


            Production (BPD - M)
          155          148
            Production (MMbbl)
          56.5         53.9
            Gross Margin ($/bbl)
          2.12          2.37
            Gross Profit ($MM)
          119.7       127.8
            Operating Cost ($/bbl)
          2.26          2.52
            Operating Cost ($MM)                                               127.7
                 136.1
            Net Refining Profit ($MM)
          (8.0)         (8.3)

            ______
            RETAIL


            Number Stores
             348            357
            Volume (pmps - Mgal)
          123            113
            Volume (MMgal)
           516            486
            Gasoline Gross Margin ($/gal)                                      0.13
                    0.13
            Gasoline Gross Profit  ($MM)                                      65.0
                   63.7

          232
            Merchandise Sales (pmps - $M)                                    22.0
                  20.4
            Merchandise Sales ($MM)                                            91.8
                    87.5
            Merchandise Gross Margin (%)                                    28.8
                 27.4
            Merchandise Gross Margin ($MM)                               26.5
              24.0
            Retail Gross Profit ($MM)
          91.5           87.7
            Retail Operating Costs (pmps - $M)                              17.2
                 17.1
            Retail Net Profit  ($MM)
          19.5           14.2

            Wholesale / Other ($MM)
          (13.1)        (23.1)
            HDS Write-down ($MM)
                    (16.8)
            SFAS No. 121 Implementation ($MM)                        (80.5)
            Corporate Overhead ($MM)                                        (16.3)
                 (18.8)
            Income Tax (Expense) Benefit ($MM)                          31.1
              17.4
            (Loss) from Extraordinary Item ($MM)                         (3.3)
            Total Net (Loss)  ($MM)
          (70.6)         (35.4)

            Depreciation and Amortization ($MM)                         36.6
             42.6
            Net Interest Expense ($MM)                                         12.1
                     6.6
            Other Income ($MM)
          2.5             0.1
            LIFO Provision ($MM)
          6.7           19.0
            Loss (Gain) on Sales and Abandonments
              of P,P & E ($MM)
          80.2           16.0
            EBITDAAL ($MM)                                                     34.7
                    31.3

            Capital Expenditures ($MM)                                        41.0
                   34.4
            ------------------------------------------------------------------------
          ------------

            BPD = Barrels per day
            bbl = barrel or barrels as applicable
            gal = gallon or gallons as applicable
            pmps = per month per store
            M = in thousands
            MM  = in millions
