Form 10-K, Exhibit 13
period 1996-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1997-03-24
CIK 25885

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

     Crown Central's results for 1996 reflect improved operating performance. For the full year, Crown reported a net loss of $3.0 million ($.31 per share) on revenues of $1.64 billion versus a net loss of $70.6 million ($7.28 per share) on revenues of $1.45 billion in 1995.

     Crown Central Petroleum Corporation announced a net profit of $10.7 million ($1.09 per share) on revenues of $435 million for the fourth quarter of 1996 compared to a net loss of $67.8 million ($6.99 per share) on revenues of $359 million for the fourth quarter of 1995.

     The fourth quarter and full year 1995 included the effects of a one time non-cash write-down of $52.3 million ($80.5 million pre-tax) in connection with the accounting for the impairment of long-lived assets
     (SFAS 121). Excluding the effects of this one-time write-down, the fourth quarter 1996 results represent an improvement in net income of $23.8 million ($2.69 per share) as compared to the fourth quarter 1995 and an improvement of $15.4 million in net income ($1.57 per share) for the full year.

     Operating cash flow (net income before taxes, interest, non-cash charges and LIFO accounting provisions, referred to as EBITDAAL) amounted to $41.6 million for the full year 1996 compared to $35.9 million in 1995 for an increase of 15.9%. The cash position at the end of 1996 remained strong at $36.0 million with no outstanding borrowings under the Company's credit facility.


     ________
     Refining
     ________
     Refining
     ________
     Refining


     Several factors contributed to the improved operating results in the fourth quarter of 1996. Stronger prices for distillates led to improved Gulf Coast refining margins, and wholesale product margins were strong for products refined and sold in the La Gloria system.
     Both refineries experienced lower maintenance and manpower costs, continuing a trend that has been underway since 1993.

     (Photograph of Henry A. Rosenberg, Jr. Chairman of the
     Board, President and Chief Executive Officer)
     (Photograph's Caption: Henry A. Rosenberg, Jr. Chairman of the Board and Chief Executive Officer)

     In July, Crown and Statoil North America Inc., a subsidiary of the national oil company of Norway, entered into an agreement for processing crude oil at the Houston refinery. Under the terms of this agreement, Statoil supplies 20,000 barrels per day of crude oil and Crown in return provides refined products to Statoil. This agreement has enabled Crown to more efficiently utilize and manage its production facilities. Due to this arrangement and as a result of tighter inventory controls, crude oil and petroleum inventories were reduced significantly below 1995 levels.

     Two new process units were placed in operation at the Houston refinery in 1996. One of these units permits the sale of the FCC lean gas, allowing Crown to receive a premium over fuel gas value for the ethylene in this stream. A new reformate splitter was also placed in service, increasing the company's ability to manufacture reformulated gasoline. At the Tyler refinery, the FCC and sulfur recovery units were modified, enabling the facility to increase its production of gasoline and low sulfur diesel.

     The refineries operated well during 1996, having met production targets and operating expense goals, and for the second consecutive year the Houston refinery will receive the NPRA Gold Award for safety. We are optimistic about the future competitiveness of our refineries. In broad terms, refining industry analysis points to modest margin improvements over the intermediate term. Demand for gasoline is strong due in part to the popularity of sport utility vehicles, increased summer driving and faster speeds being permitted on U.S. highways. Although we can expect to see a modest amount of refinery capacity expansion in the future, we believe that most of the significant increases have already been accomplished.

     The lockout of the labor union employees represented by the Oil Chemical and Atomic Workers (OCAW) at Houston continues as of the date of this letter. The company has proposed a contract which includes the wage and benefit patterns established in the 1996 negotiations with the majority of the refineries in the United States. Our efforts will continue to restore and maintain the competitiveness of the Houston facility. Crown salaried and temporary contract employees are managing the refinery with reduced operating costs and have performed to the highest professional standards under difficult circumstances. The safety record during this period has been exceptional with the recordable incident rate approximately 65% below the rate experienced in 1995. These employees are to be commended by management, the board of directors and shareholders for a job well done.





     _________
     Marketing
     _________
     Marketing
     _________
     Marketing


     Crown Marketing finished a strong year with increases in all major categories of comparable store performance. Merchandise sales were up 3.5%; net merchandise dollars were up 9.9%. Fuel sale gallonage increased 3.7% while net fuel margin dollars grew by 4.4%. Total store count dropped from 348 at the end of 1995 to 343 for the year just ended. This was primarily due to the sale of five marginal units in Montgomery, Alabama. One new ground-up unit was built in Easton, Maryland and one complete rebuild was opened in Columbus, Georgia. In July, the first A&W franchise unit was opened in one of our Fast Fare locations in Columbus, Georgia. Commitments have been made for other sites throughout our service area.

     In May, the creation of CrownCen Marketing Co. as the new retail operating unit of Crown Central Petroleum was announced. The CrownCen trade name designation will give Crown retail marketing operations a distinct identity within the oil business and to its vendors. Frank B. Rosenberg, Senior Vice President-Marketing at Crown Central Petroleum, was named President of CrownCen Marketing Co.

     Also, in May, the Company and First Maryland Bankcorp credit subsidiary, First Omni Bank, announced the public release of the new Crown MasterCard Credit Card. An innovative marketing approach, the card offers premiums, based on levels of purchases charged at Crown stations, to be selected from Crown's ``
                                            SAVE EVERY
     MILE''
           rewards catalog. While competition is intense in the credit card market, Crown has been pleased with the initial customer response.

     Crown's Point-of-Sale and Scanning project is nearing rollout to all of our company operated stores. Once completed in late 1997, Crown units will be equipped with the latest in retail marketing technology. This will allow us to help speed our customers through checkout, provide quality training systems for our store employees, and deliver in-depth management reporting aimed at improving results.



     __________________
     Regulatory Affairs
     __________________
     Regulatory Affairs
     __________________
     Regulatory Affairs


     Over the past year, the petroleum industry has been the focus of several federal environmental initiatives that could significantly impact the manufacture, distribution, and sale of petroleum products into the next century.

     The federal Environmental Protection Agency (EPA) has proposed revising the National Ambient Air Quality Standards (NAAQS) for ozone and particulate matter. The proposal designates hundreds of areas across the country as non-attainment. These non-attainment areas could require the sale of reformulated gasoline (RFG) and installation of Stage II control nozzles on fuel dispensers. In addition, both Crown refineries and most terminal facilities could be subjected to more stringent emission controls. Under a court order, EPA must finalize the NAAQS rule by June 1997.

     The EPA is working with state environmental regulators through the Ozone Transport Assessment Group (OTAG) to address interstate transport of air pollution. OTAG has proposed requiring a low-sulfur, reformulated gasoline in 37 states east of the Rocky Mountains. OTAG is scheduled to submit its final recommendations to EPA by March 1997. In addition, EPA will be issuing both a proposed rule and guidance document this spring that could significantly expand reformulated gasoline markets by allowing all areas of the country to adopt the federal RFG program. The program is currently limited to non-attainment areas.

     Crown Central, along with other concerned companies and trade associations, is working to defeat these additional proposals based on the lack of scientific data to support a revised NAAQS, and the lack of evidence that RFG is cost effective in reducing the transport of ozone. Even the Chairman of EPA's own Clean Air Scientific Advisory Committee, Dr. George Wolff, stated on February 5, ``
                                   the new standard was
     established on too little evidence and wasn't scientifically defensible.''
                                 Wolff also stated it would
     take an additional 5 year study to accurately determine the need for further air quality regulations.

     The simple fact is that since 1970 when the EPA was established, the U.S. population is up 27%, twice as many miles are being driven and the GNP has nearly doubled, yet six major categories of emission pollutants have decreased 24%. New cars today have 95% less tailpipe emissions than those of the mid-1960's.

     In April, a new senior comprehensive management structure was announced. Randall M. Trembly was elected Executive Vice-President of the Corporation. Phil W. Taff was elected Executive Vice President and Chief Financial Officer. Edward L. Rosenberg was named Senior Vice President-Supply and Transportation. Frank B. Rosenberg was elected Senior Vice President-Marketing and John E. Wheeler, Jr. was elected Senior Vice President-Finance and Treasurer. These and other appointments were made to consolidate management and form responsibilities around key business units.

     Crown's Business Process Improvement Project (BPIP) continued in 1996 with successful implementation of new procurement and accounts payable business processes and information systems throughout the Company. In 1997, additional implementations of new financial, sales, inventory and asset management systems are expected to be brought on-line. We anticipate that this strategic initiative will provide key managers with more timely and accurate information to enhance decision making and help to lower administrative costs.

     On January 30, 1997, Sanford V. Schmidt was elected a
     Director of Crown Central. Mr. Schmidt is Senior Vice
     President and Chief Administrative Officer of American
     Trading and Production Corporation (ATAPCO).

     These are challenging times in the refining and marketing industry and the value of our employees is shown everyday as we forge ahead with a stronger and more determined company. Your continued confidence and support is greatly appreciated.

     Sincerely,

     Henry A. Rosenberg, Jr.
     Chairman and Chief Executive Officer