Form 10-K, Exhibit 13
period 1996-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1997-03-24
CIK 25885

     EXHIBIT 13.b  Crown Central  Petroleum Corporation  And
     Subsidiaries


                               OPERATING RESULTS


                                       _______________________________
                                       Twelve Months Ended December 31
                                   ____
                                                                      ____



     ____________________________
     Dollars in thousands, except      ____
                                       1996
                                    ___

                                   __
                                              _

                                           ___
                                                           _

                                                         ___

                                                     ____
                                                     1995
                                                  ___
                                                                   ____
                                                                   1994
                                                               ____
                                                                         _

                                                                       ___


     ______________
     per share data

     Sales and operating revenues    1,635,276
                                    $              1,451,349
                                                  $             1,318,558
                                                               $
     (1)
     SFAS 121 Implementation (2)          ----             )
                                                    (80,524          ----
     (Loss) before income taxes               )
                                        (3,423             )
                                                    (98,489       (52,836)
     (3)
     (Loss) before extraordinary              )
                                        (2,767             )
                                                    (67,367       (35,406)
     item
     (Loss) from extraordinary            ----             )
                                                     (3,257          ----
     item (4)
     Net (loss)                               )
                                        (2,767             )
                                                    (70,624       (35,406)
     (Loss) per share before                  )
                                          (.28             )
                                                      (6.95         (3.63)
     extraordinary item
     (Loss) per share from                ----             )
                                                       (.33          ----
     extraordinary item
     Net (loss) per share                     )
                                          (.28        (7.28)        (3.63)
     Weighted average shares used
     in the
         computation of (loss) per   9,721,693    9,697,611     9,742,598
     share

     ________
             ________________________________
                                             ______________________________


                           KEY FINANCIAL STATISTICS
     ________________________________
                                     ________________________________
                                                                     _____
                                                                          _


                                    ___
                                       ____
                                       1996
                                   __
                                              _

                                           ___
                                                         ___

                                                  ___
                                                           _

                                                     ____
                                                     1995          ____
                                                                   1994
                                                               ____
                                                                       ___

                                                                         _


     Working capital (in millions)  $     52.9    $    45.9          53.7
                                                               $


     Working capital ratio            1.29 : 1     1.22 : 1      1.22 : 1
     Liquid assets as a percentage
     of
         current liabilities (5)         82.8%        72.2%         75.8%
     Long-term    debt    as     a
     percentage of
         total capitalization (6)        40.7%        40.7%         29.1%
     Equity ratio (7)                    33.2%        32.5%         37.0%
     Return       on       average            )
                                         (1.5%             )
                                                     (31.4%        (12.7%)
     shareholders' equity
     Gross profit margin (1)              8.4%         7.6%          7.4%
     ________________________________

     _
                                     ________________________________
                                                                     ____
                                                                         _




     (1) Sales and operating revenues and Gross profit margin for 1995 and 1994 have been adjusted to reflect certain reclassifications as discussed in Note A of Notes to Consolidated Financial Statements.

     (2) During the fourth quarter of 1995, the Company implemented Statement of Financial Accounting Standard No.
         ''
     121 Accounting for the Impairment of Long-Lived Assets and Assets to be disposed Of''
                               which resulted in a write-down of
     $80.5 million related to certain refinery assets.

     (3)  Includes the impact of implementation of SFAS No. 121.

     (4) During the first quarter of 1995, the Company incurred an extraordinary loss as a result of the early retirement of its outstanding 10.42% Senior Notes (Notes). The outstanding Notes were retired on January 24, 1995 from the net proceeds received from the sale of $125 million of Unsecured 10.875% Senior Notes due February 1, 2005.

     (5) Liquid assets defined as cash, cash equivalents and trade accounts receivable.

     (6) Total capitalization defined as long-term debt and common stockholders' equity.

     (7)  Common stockholders' equity divided by total assets.
