Form 10-K, Exhibit 13
period 1996-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1997-03-24
CIK 25885

     Crown Central Petroleum Corporation
     DIRECTORS AND OFFICERS

     BOARD OF DIRECTORS


     JACK AFRICK # *
     Retired Vice Chairman

     UST Inc.

     GEORGE L. BUNTING, JR. # *
     President and CEO
     Bunting Management Group

     MICHAEL F. DACEY #
     President
     The Evolution Consulting Group, Inc.

     THOMAS M. GIBBONS + # *
     Retired Chairman of the Board
     The Chesapeake and Potomac
     Telephone Companies (part of Bell
     Atlantic Corporation)

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


     # Members of Audit Committee

     + Members of Executive
         Compensation and Bonus
         Committee
     * Members of Succession Planning Committee

     EXECUTIVE COMMITTEE

     JACK AFRICK
     THOMAS M. GIBBONS
     HENRY A. ROSENBERG, JR.
     Chairman

     OFFICERS

     HENRY A. ROSENBERG, JR.
     Chairman of the Board,
     Chief Executive Officer, President and
     Chief Operating Officer

     RANDALL M. TREMBLY
     Executive Vice President

     PHILLIP W. TAFF

     Executive Vice President and
     Chief Financial Officer

     EDWARD L. ROSENBERG
     Senior Vice President - Supply and
     Transportation

     JOHN E. WHEELER, JR.
     Senior Vice President - Finance
     and Treasurer

     FRANK B. ROSENBERG
     Senior Vice President - Marketing

     THOMAS L. OWSLEY
     Vice President - Legal

     J. MICHAEL MIMS
     Vice President - Human Resources

     PAUL J. EBNER
     Vice President - Shared Services

     DENNIS W. MARPLE
     Vice President - Wholesale Sales
     and Terminals

     J. RICK EVANS
     Vice President - Retail Marketing

     DELORES B. RAWLINGS
     Vice President - Secretary

     JAN L. RIES
     Controller

     PETER G. WOLFHAGAN
     Assistant Secretary

     PHILLIP F. HODGES
     Assistant Secretary

     ANDREW LAPAYOWKER
     Assistant Secretary

     WILLIAM A. WOLTERS
     Assistant Secretary

     DAVID J. SHADE
     Assistant Treasurer

     KURT S. LARSEN
     Assistant Treasurer

     CORONET SECURITY SYSTEMS, INC.

     PHILLIP W. TAFF
     Chairman of the Board

     FAST FARE, INC.

     FRANK B. ROSENBERG
     President

     LAGLORIA OIL & GAS COMPANY
     RANDALL M. TREMBLY
     President

     TRANSFER AGENT AND REGISTRAR
     THE FIRST NATIONAL BANK OF BOSTON
     c/o Equiserve, L. P.
     P. O. Box 644
     Boston, Massachusetts 02102
     800-736-3001