Form 10-K, Exhibit 13
period 1996-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1997-03-24
CIK 25885


     Crown Central Petroleum Corporation and Subsidiaries
     OPERATING STATISTICS

                                               ___________________________
                                               Twelve     Months     Ended


                                               ___________
                                               December 31__
                                                            _



                                                    1996          1995
     ________________________________
                                     ________________________________
                                                                     _____
                                                                          _

     Combined Refinery Operations
       Production (BPD - M)                          153            154
       Production (Mmbbl)                           56.1           56.4
       Sales (Mmbbl)                                58.4           54.6
         oss Margin ($/bbl)
       Gr                                           2.39           2.45
       Gross Profit ($MM)                          139.5          133.6
       Operating Cost ($/bbl)                       2.29           2.42
       Operating Cost ($MM)                        133.7          132.1
       Net Refining Profit (Loss) ($MM)              5.8            1.5

     Retail
       Number Stores                                 343            348
       Volume (pmps - Mgal)                          130            123
       Volume (MMgal)                                535            516
       Gasoline Gross Margin ($/gal)               0.120          0.117
       Gasoline Gross Profit ($MM)                  64.3           60.4

       Merchandise Sales (pmps - $M)                24.8           23.6
       Merchandise Sales ($MM)                     102.0           98.6
       Merchandise Gross Margin (%)                 28.5           26.9
       Merchandise Gross Profit ($MM)               29.1           26.5

       Retail Gross Profit ($MM)                    93.4           86.9
       Retail Operating Costs (pmps - $M)               )
                                                   (19.9          (17.0)
       Retail Operating Costs ($MM)                     )
                                                   (81.9          (71.2)
       Retail Non-Operating (Expense) ($MM)          0.0           (4.2)
       Retail Net Profit ($MM)                      11.5           11.5

     Wholesale /  Terminal Net  Profit  (Loss)       5.4            0.5
     ($MM)

     Other
       SFAS No. 121 Implementation ($MM)                          (80.5)
       LIFO (Provision) Recovery ($MM)                  )
                                                    (0.9           (6.7)
       Corporate Overhead / Other ($MM)            (25.3)         (24.7)
       Income Tax Benefit (Expense) ($MM)            0.7           31.1
       (Loss) from Extraordinary Item ($MM)                        (3.3)

     Total Net (Loss) Income ($MM)                      )
                                                    (2.8          (70.6)

     Depreciation and Amortization ($MM)            31.8           36.6
     Net Interest Expense ($MM)                     12.3           12.1
     LIFO Provision (Recovery) ($MM)                 0.9            6.7
     Loss from Asset Disposals ($MM)                 0.2           80.2
     Loss from Extraordinary Item ($MM)                             3.3
     Income Tax (Benefit) Expense) ($MM)                )
                                                    (0.7          (31.1)

     EBITDAAL ($MM)                                 41.7           37.2

     Capital Expenditures                           24.1           41.0
     ________________________________
                                     ________________________________
                                                                     _____
                                                                          _


     BPD = Barrels per day


     bbl = barrel or barrels as applicable
     gal = gallon or gallons as applicable
     pmps = per month per store
     M = in thousands
     MM = in millions
