Form 10-K, Exhibit 13
period 1997-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1998-03-27
CIK 25885

                                            EXHIBIT 13.a
  CROWN CENTRAL PETROLEUM CORPORATION

  LETTER TO SHAREHOLDERS

  To the Shareholders:

  Crown Central Petroleum Corporation's results for
  1997 reflect both operating efficiencies and a stronger operating environment. For the full year, Crown reported a net profit of $19.2 million ($1.97 per share) on revenues of $1.60 billion versus a net loss of $2.8 million ($.28 per share) on revenues of $1.64 billion for the 1996 period.

  For the fourth quarter of 1997, Crown announced a net loss of $.7 million ($.07 per share) on revenues of $4.4 million, compared to a net profit of $10.9 million ($1.12 per share) on revenues of $435 million for the fourth quarter of 1996.

  Crown's performance in 1997 reflected the strong economy and the increasing demand and higher margins for petroleum products. This year was also positively influenced by Crown's internal operating strategies that contributed to a solid performance and the best operating results since 1990.

  Supply and demand for crude oil and refined products are factors of our business largely beyond our control. This makes it all the more critical for Crown to be disciplined yet flexible in conducting its own day-to-day business. Through effective management, planning and skillful operations, we can compensate for some of the volatility inherent in the refining business.

  REFINING
  --------
  Improved Gulf Coast refining margins, which averaged $2.74 for the year, were fueled by record gasoline demand in the United States. This allowed
  Crown's refining sector to enjoy its best year since 1990. The improved margin environment was especially noticeable in the second and third quarters. The strength in this market subsided in the fourth quarter as the delayed 3-2-1 margin declined by $2.79 per barrel.

  The reformate splitter which extracts aromatics for reformulated gasoline (RFG) was added to the Pasadena, Texas refinery as a new unit in 1996.
  The unit was run opportunistically to increase RFG production and it improved profits with the aromatic extract sales. Production of RFG increased to 1.1 million barrels in 1997, up from 800,000 in 1996.

  In addition to the improved margins, the refineries continued to experience lower fixed operating costs. The Pasadena and Tyler, Texas refineries both completed major turnarounds on their crude distillation and coking units in 1997 at a total cost of $11 million. The previous turnarounds on these process units had been in 1992. In 1998, we are planning two small turnarounds which we do not expect to cause a disruption of our operations.

  Environmental projects continued to receive attention in 1997. At the Company's Pasadena refinery, improvements in stormwater handling facilities were begun, and a backup amine absorber was installed to improve the treatment of our fuel gas. In Tyler, the sulfur recovery unit was modified to increase recovery from fuel gas streams.

  We continue to stress the importance of health and safety at the refineries. The Pasadena refinery enjoyed an outstanding year in safety performance, qualifying for both the National Petroleum Refiners
  Association (NPRA) Gold and Meritorous awards. The reduction in total recordable incidents to three and an incident rate of 1.95 are both records for the Pasaena facility. The Tyler refinery safety performance continues to achieve low recordable and lost workday totals, although the performance at Tyler in these categories in 1997 did not match the outstanding record reported in 1996.

  Marketing
  ---------
  CrownCen Marketing finished a strong year in which improvements were achieved in operating statistics and plans initiated to spur future results. Same store merchandise sales showed a 3% increase while same store net merchandise dollars were up 12%, this after comparable improvements in 1996. Fuel gallonage was flat due to less aggressive pricing strategies. Same store net fuel margins declined
  3.7% for Crown as motor fuel retail margins were lower during 1997 in several of Crown's market areas.

  Total store count dropped from 343 at the end of 1996 to 336 for the year just ended. This was due to the closing of eleven sites that failed to meet our criteria for volume and margins. Four new sites were opened in Maryland and the southeast during 1997. Seven more sites have been opened so far in 1998. Within our existing inventory of sites, eleven major rebuilds were completed in 1997. Major rebuilds represent a capital investment of at least $100,000 per site.

  (PHOTOGRAPH OF HENRY A. ROSENBERG, JR. CHAIRMAN OF
  THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER)

  (PHOTOGRAPH'S CAPTION: HENRY A. ROSENBERG, JR.
  CHAIRMAN OF THE BOARD, PRESIDENT AND  CHIEF
  EXECUTIVE OFFICER)

  CrownCen has aggressively pursued its reimaging program in 1997. It is designed to upgrade existing units into an integrated, fresh new "look" with consistent graphics, canopy colors, interior quality, equipment and merchandise presentation.
  In the Tidewater area of Virginia, 28 locations are in final stages of the reimaging program with additional units scheduled in the North Carolina market. In addition, a Company-wide ATM installation in all locations was commenced in 1997.

  Crown's Point-of-Sale and scanning equipment is nearing rollout to all of our Company operated stores. Once completed in 1998, Crown retail locations will be equipped with modern "touch screen" technology designed to help speed our customers through checkout, and reduce the time necessary to train new employees. This will also deliver in-depth management reporting aimed at improving results via better inventory and pricing controls and regional customer reporting data.

  BPIP
  ----
  Crown's Business Process Improvement Project (BPIP) continued in 1997 with successful implementation of the Company's crude oil, feedstock and products acquisition/sale activity and Tyler Wholesale
  Marketing operations on the new system.
  Additionally, significant progress was made toward the development of new financial and asset management, human resources and payroll systems.
  As a result of reorganizing procurement and accounts payable functions under the Shared
  Services model and the elimination of old computing technology, the Company began realizing the financial benefits envisioned from investing in state-of-the-art client/server technology and enterprise-wide business software. We further anticipate that this strategic initiative will provide key managers with more timely and accurate information to enhance decision making and help to lower administrative costs.

  Government Affairs
  ------------------
  Over the past year, several government initiatives have moved forward at both the state and ederal levels which could place additional challenges on the petroleum refining and marketing industry.

  The Federal Environmental Protection Agency (EPA) finalized regulations last summer imposing more stringent national air quality standards for ozone and particulate matter. EPA guidance to the states for drafting air quality implementation plans will be forthcoming in 1998. While the bulk of the emission reductions needed to comply with the new standards are expected to come from utility sources, passenger vehicles and the fuels they run on are also targeted for changes.

  In conjunction with the EPA, many states - both individually and collectively - are moving forward with regulations that could mandate changes in fuel composition. The 37 states represented by the Ozone Transport Assessment Group (OTAG) forwarded recommendations to the EPA calling for a review and possible reduction of the sulfur content in gasoline and diesel fuel as a means to reduce vehicle emissions. Further, 45 states are considering participation in a voluntary National
  Low-Emission Vehicle (NLEV) program which may require motor fuel modifications to avoid problems with vehicle emission catalysts.

  The EPA is also expected to report to Congress in the Summer of 1998 as to whether new, more stringent vehicle emission standards are necessary.
  Part of that on-going review has been the question of what should be the sulfur content in motor fuels.

  Individual states have proposed unique fuel standards to address localized air pollution problems. Of significance to the Company, Georgia, Alabama and other states are considering adopting regulations that would require large areas of each state to use gasoline ("boutique" fuels) different from both federal reformulated gasoline and conventional gasoline.

  Despite the uncertainty surrounding future composition of motor fuels, and the increasing government pressure to reduce gasoline sulfur levels, the Company is well positioned to supply all of its customers. The Company is taking a pro-active stance by engaging in discussions with industry and government to ensure future gasoline and diesel will be environmentally sound and remain cost-effective.

  Lockout Activities
  ------------------
  The lockout of the Oil, Chemical and Atomic Workers
  (OCAW) bargaining unit employees at the Pasadena refinery continues. A 1997 National Labor
  Relations Board (NLRB) decision associated with the lockout continues to support Crown's position that the Company has acted properly. The unfair labor practice charges filed by OCAW in November and December of 1996 were dismissed by the NLRB
  Dallas/Fort Worth Regional director in April of
  1997. OCAW appealed the Regional Director's decision to the General Counsel of the NLRB, and on December 31, 1997 the appeal with respect to all of the charges was dismissed. No further appeal is possible under federal labor law.

  The Company has also been sued by various plaintiffs in three separate law suits which claim environmental violations, personal injury, and discrimination. It is our considered judgment that these suits have been instigated and supported by OCAW as part of their "corporate campaign" to force a settlement of the labor dispute on their terms.
  The Company believes that the claims of these law suits are without merit, and we will vigorously defend the cases.

  Most recently, in January of this year, Crown filed two law suits in U.S. District Court for the Southern District of Texas - Houston Division against OCAW and some of its members to recover damages for breach of contract and sabotage.

  Crown is serious about the need for cost savings at the refineries. We have shared our expectations and statistical evaluations of our expense history with the union at Pasadena. The union has been unwilling to accept the proposed contract offer by the Company which would provide for 162 bargaining unit jobs with a total compensation and benefit package. The Company continues to meet with the union to negotiate and further present our case.

  In the past several years, Crown has taken an increasing role in the leadership of the domestic refining industry. On October 23, I was pleased to address the World Fuels Conference and make several suggestions to strengthen our industry efforts to a productive response to the challenges we face. One suggestion for us is to work towards the establishment of a national institute on the environment that would provide independent, objective scientific judgments free from government and political influence. I related that refiners needed to build effective coalitions outside our traditional allies; such as was developed in establishing the foreign refiners baseline rule to limit imported product not meeting environmental standards. I also asked for DOE to assume a more active role in recognizing our industry by establishing an office designed to focus on domestic refining issues.

  On January 30, 1998, John E. Wheeler, Jr. was elected Executive Vice President - Chief Financial
  Officer and Treasurer of the Company.  Edward L.
  Rosenberg was elected Executive Vice President -
  Supply and Transportation. William A. Wolters was elected Vice President - Supply and Logistics.

  The past year has been operationally encouraging and all employees at all levels of the Company are due proper credit for their respective contributions.

  In addition to the outstanding performance of our workforce, which is very much appreciated, I would like to recognize the faithful support of our Board of Directors and shareholders during a continuing challenging time in our Company's history.

  Sincerely,



  Henry A. Rosenberg, Jr.
  Chairman of the Board,
  Chief Executive Officer and President

  March 6, 1998