Form 10-K, Exhibit 13
period 1997-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1998-03-27
CIK 25885

                                                 EXHIBIT 13.b

  Crown Central Petroleum Corporation And Subsidiaries


OPERATING RESULTS

                                 TWELVE MONTHS ENDED DECEMBER 31
                              -------------------------------------
                              --------

DOLLARS IN THOUSANDS, EXCEPT
PER SHARE DATA                    1997         1996         1995
----------------------------- -----------  ------------  ----------
---                           --           --            --
Sales and operating revenues  $1,602,624    $1,635,276   $1,451,349
SFAS 121 Implementation (1)         ----         ----     (80,524)
Income (Loss) before income       31,358       (3,423)    (98,489)
taxes  (2)
Income (Loss) before
extraordinary item                19,235       (2,767)    (67,367)
Income (Loss) from
extraordinary                       ----         ----      (3,257)
     item (3)
Net income (loss)                 19,235       (2,767)    (70,624)
Income (Loss) per share
before                              1.97         (.28)      (6.95)
    extraordinary item
Income (Loss) per share from                                     (
    extraordinary item              ----         ----    .33    )
Net income (loss) per share         1.97         (.28)      (7.28)
Net income (loss) per share
    assuming dilution               1.94         (.28)      (7.28)
Weighted average shares used
in   the computation of
(loss) per
  share - Basic                9,752,011    9,721,693
                                                         9,697,611
Weighted average shares used
in   the computation of
(loss) per
  share - assuming diluation
                              9,898,904    9,721,693     9,697,611




                      KEY FINANCIAL STATISTICS
         --------------------------------------------------


                                 1997          1996          1995
                              -----------  ------------  ----------
                              --           --            --
Working capital (in millions) $     81.3    $    52.9    $   45.9
Working capital ratio           1.47 : 1     1.29 : 1              1
                                                         .22 : 1
Liquid assets as a percentage
of
  current liabilities (4)          80.4%        82.8%       72.2%
Long-term debt as a
percentage    of total             38.4%        40.7%       40.7%
capitalization (5)
Equity ratio (6)                   34.9%                                                                    33.2%   32.5%
Return on average                   9.3%        (1.5%)     (31.4%)
shareholders'   equity
Gross profit margin                10.2%         8.4%        7.6%
--------------------------------------------------------------------
------------


   (1) During the fourth quarter of 1995, the Company implemented Statement of Financial Accounting Standard
  No. 121 "Accounting for the Impairment of Long-Lived
  Assets and Assets to be disposed Of" which resulted in a write-down of $80.5 million related to certain refinery assets.

  (2)  Includes the impact of implementation of SFAS No.
  121.

  (3) During the first quarter of 1995, the Company incurred an extraordinary loss as a result of the early retirement of its outstanding 10.42% Senior Notes
  (Notes).  The outstanding Notes were retired on January
  24, 1995 from the net proceeds received from the sale of $125 million of Unsecured 10.875% Senior Notes due
  February 1, 2005.

  (4) Liquid assets defined as cash, cash equivalents and trade accounts receivable.

  (5) Total capitalization defined as long-term debt and common stockholders' equity.

  (6) Common stockholders' equity divided by total assets.
