Form 10-K, Exhibit 13
period 1997-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1998-03-27
CIK 25885

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
      Committee
  * Members of Succession Planning Committee

  EXECUTIVE COMMITTEE

  JACK AFRICK   1,2,4
  President and CEO
  North Atlantic Trading, Co.

  GEORGE L. BUNTING, JR.  2,4
  President and CEO
  Bunting Management Group

  MICHAEL F. DACEY  2
  President
  The Evolution Consulting Group, Inc.

  THOMAS M. GIBBONS  1,3,4
  Retired Chairman of the Board
  The Chesapeake and Potomoc Telephone Companies
  (part of Bell Atlantic Corporation)

  PATRICIA A. GOLDMAN  3
  Retired Senior Vice President - Corporate Communications
  USAir

  WILLIAM L. JEWS  3
  Presdent and Chief Executive Officer
  CareFirst, Inc.

  REV. HAROLD RIDLEY, S.J.  2
  President
  Loyola College in Maryland

  HENRY A. ROSENBERG, JR.  1,4
  Chairman of the Board, President and
  Chief Executive Officer of the Corporation

  SANFORD V. SCHMIDT  2
  Senior Vice President and Chief Administrative Officer
  American Trading and Production Corporation


  1  Member of Executive Committee
  2  Member of Audit Committee
  3  Member of Executive Compensation and Bonus Committee
  4  Member of Succession Planning Committee


  OFFICERS

  HENRY A. ROSENBERG, JR.
  Chairman of the Board,
  President and Chief Executive Officer

  RANDALL M. TREMBLY
  Executive Vice President

  JOHN E. WHEELER, JR.
  Executive Vice President,
  Chief Financial Officer and Treasurer

  EDWARD L. ROSENBERG
  Executive Vice President - Supply and
  Transportation

  FRANK B. ROSENBERG
  Senior Vice President - Marketing

  THOMAS L. OWSLEY
  Vice President - Legal

  J. MICHAEL MIMS
  Vice President - Human Resources

  PAUL J. EBNER
  Vice President - Shared Services

  DENNIS W. MARPLE
  Vice President - Wholesale Sales
  and Terminals

  JAMES R. EVANS
  Vice President - Retail Marketing

  WILLIAM A. WOLTERS
  Vice President - Supply and Logistics
  and Assistant Secretary

  DELORES B. RAWLINGS
  Vice President - Secretary

  JAN L. RIES
  Controller

  PETER G. WOLFHAGAN
  Assistant Secretary

  PHILLIP F. HODGES
  Assistant Secretary

  ANDREW LAPAYOWKER
  Assistant Secretary

  DAVID J. SHADE
  Assistant Treasurer

  KURT S. LARSEN
  Assistant Treasurer


  FAST FARE, INC.
  FRANK B. ROSENBERG
  President

  LAGLORIA OIL & GAS COMPANY
  RANDALL M. TREMBLY
  President

  TRANSFER AGENT AND REGISTRAR
  BANKBOSTON
  c/o Equiserve, LP
  P. O. Box 8040
  Boston, Massachusetts 02266-8040
  800-736-3001

  Stock listed on American Stock Exchange
  symbol:  CNPA and CNPB

  Internet Access
  http://www.prnewswire.com