Form 10-K, Exhibit 13
period 1997-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1998-03-27
CIK 25885

                                                  EXHIBIT 13.d
  CORPORATE INFORMATION

  Crown Central Petroleum Corporation is one of the largest independent refiners and marketers of petroleum products in the United States. The Company operates two high-conversion refineries in Texas with a combined capacity of 152,000 barrels per day. Crown markets its refined products at 336 retail gasoline stations and convenience stores in seven Mid-Atlantic and Southeastern states. Crown's wholesale operations extend from its Texas refineries into the Southeastern, Mid-Atlantic and Midwestern regions of the United States via 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.

  By concentrating on its core business and maintaining a strong financial position, Crown is able to offer quality products to its customers and long-term value to its shareholders.