Form 10-K, Exhibit 13
period 1997-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1998-03-27
CIK 25885

                                                  EXHIBIT 13.e

  Crown Central Petroleum Corporation and Subsidiaries
  OPERATING STATISTICS

                                          Twelve Months Ended Decembe
                                                   r 31
                                          ----------------------
                                          ----
                                              1997       1996
                                          ---------  -----------
                                          --         -
Combined Refinery Operations
Production (BPD - M)                           159         153
Production (Mmbbl)                            58.0        56.1
Sales (Mmbbl)                                 59.3        58.4
Gross Margin ($/bbl)                          2.69        2.41
Gross Profit ($MM)                           159.4       141.0
Operating Cost ($/bbl)                       (2.25)      (2.20                        )
Operating Cost ($MM)                        (133.5)     (128.7                        )
Refining Operating Profit ($MM)               25.9                         12.4

Retail
Number Stores                                  336         343
Volume (pmps - Mgal)                           132         130
Volume (MMgal)                                 530         535
Gasoline Gross Margin ($/gal)                0.116       0.120
Gasoline Gross Profit ($MM)                   61.3        64.3

Merchandise Sales (pmps - $M)                 25.7        24.8
Merchandise Sales ($MM)                      103.7       102.0
Merchandise Gross Margin (%)                  30.4        28.5
Merchandise Gross Profit ($MM)                31.5        29.1

Retail Gross Profit ($MM)                     92.8        93.4
Retail Operating Costs (pmps - $M)           (18.7)      (19.9                        )
Retail Operating Costs ($MM)                 (75.4)      (81.9                        )
Retail Non-Operating (Expense) Income         (0.9)        1.8
($MM)
Retail Operating Profit ($MM)                 16.5        13.3

Wholesale/Terminal Operating (Loss)           (5.3)        5.4
Profit ($MM)

Other
LIFO Recovery (Provision) ($MM)               27.3        (0.9                        )
Corporate Overhead ($MM)                     (21.3)      (21.3                        )
Net Interest (Expense) ($MM)                 (11.5)      (12.3                        )
Other (Expense) ($MM)                         (0.3)       (0.1                        )
Income Tax (Expense) Benefit ($MM)           (12.1)        0.7

Total Net Income (Loss) ($MM)                 19.2        (2.8                        )

Depreciation and Amortization ($MM)           31.6        31.8
Net Interest Expense ($MM)                    11.5        12.3
LIFO (Recovery) Provision ($MM)              (27.3)        0.9
Loss from Asset Disposals ($MM)                0.4         0.2
Income Tax Expense (Benefit) ($MM)            12.1        (0.7                        )

EBITDAAL ($MM)                                47.5                         41.7

Capital Expenditures ($MM)                    31.9        24.1


  NOTE:  To conform to the 1997 presentation, certain
  1996 marketing administrative expenses have been raclassified from Retail Operating Expenses to Corporate Overhead. This reclassification had no effect on the net (loss) of EBITDAAL figures as originally presented.

  BPD = Barrels per day
  bbl = barrel or barrels as applicable
  gal = gallon or gallons as applicable
  pmps = per month per store
  M = in thousands
  MM = in millions

