Form 10-K, Exhibit 13
period 1998-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1999-03-31
CIK 25885

EXHIBIT 13.a


LETTER TO THE SHAREHOLDERS:

Crown Central Petroleum Corporation's results for 1998 reflect both the impact of a global oil glut and a weak operating environment (depressed margins) caused largely by overcapacity in all segments of the industry. For the full year, Crown reported a net loss from operating activities of $25 million ($2.54 per share) and a net loss of $29.4 million ($2.99 per share) after including the impact of inventory writedowns versus a net profit of $19.2 million ($1.97 per share) in 1997. Revenues for the two years were $1.3 billion and $1.6 billion, respectively. The decline in revenues is primarily attributable to a decrease in the average selling price of finished product.

For the fourth quarter of 1998, Crown reported a net loss from operating activities of $12.2 million ($1.24 per share) before the impact of inventory writedowns resulting from the significant decline in crude oil and refined product prices. Including the inventory writedown of $7.1 million, net loss for the fourth quarter was $16.6 million ($1.68 per share) on revenues of $285 million, compared to a net loss of $.7 million ($.07 per share) on revenues of $405 million for the fourth quarter of 1997.

The average thirty day delayed Gulf Coast 3:2:1 crack spread, the industry benchmark for refining profitability, averaged only $1.89 per barrel in 1998, $.85 below the 1997 figure and the lowest figure in the 1990's. In the fourth quarter, the spreads actually declined at a time to below $.50 per barrel. While this is disappointing, it should be noted that our refining segment margin performance significantly outperformed the industry benchmark for the quarter. This was a credit to our operating managers.

Supply and demand for crude oil and refined products are factors largely beyond our control. In 1998, West Texas Intermediate (WTI), the benchmark used to measure domestic crude cost, ranged from $17.80 on January 29 to $10.70 on December 21. This extreme volatility makes it all the more critical for Crown to be disciplined yet flexible in conducting its own day-to-day business.

REFINING

Refining results in 1998 were under extreme pressure as high refinery utilization rates kept refined product inventories at totals well above levels previously experienced in the 1990's. This development continues today and reverses the trend of decreasing year-to-year inventories experienced over the past five years. The high utilization rates and high inventories have caused a substantial decline in inventory values and have placed significant pressure on refining margins.

In October of 1998, the company entered into a processing agreement with Statoil Marketing and Trading (US) Inc. This two year agreement, which provides for processing 35,000 barrels per day at the Pasadena refinery, is similar to the agreement we had with Statoil in 1996-97. The terms of the new agreement provide for Statoil to deliver crude oil to the refinery in Pasadena, and for a processing fee, Crown delivers gasoline and heating oil to Statoil. This type of agreement gives Crown steady cash flow and reduces our investment in inventory.

The Tyler refinery continued to utilize the improvements resulting from the crude unit turnaround in 1997, processing several grades of crude oils and a variety of feedstocks. Total throughput at the Tyler plant in 1998 was 7% higher than the past five year average.

In 1998, the company and the Texas Natural Resource Conservation Commission (TNRCC) reached an agreement on a program to improve the removal of hydrogen sulfide from fuel gas and to reduce sulfur dioxide in the sulfur unit incinerator at the Pasadena refinery. Several improvements have already been made in conjunction with the TNRCC program over the past 18 months, including modifications made during the recent maintenance turnaround in the sulfur recovery unit. The company has continued to improve its record of sulfur removal at the Pasadena refinery.

Health and Safety continue to receive much attention at our refineries. At Pasadena, because of the lockout and our increased reliance on outside contract assistance, we have formed a Partnership for Safety organization comprised of representatives from the company and each of the contract groups working in the plant. This initiative has resulted in a refreshingly candid and improvement-driven effort to identify potential problems and take appropriate actions to further enhance safety in the workplace. In Pasadena, our safety incident rate in 1998 was 15% below the previous three year average and 4% below the 1997 rate. In Tyler, the incident rate in 1998 was 28% below the 1997 rate and 14% below the previous three year average.

MARKETING

CrownCen Marketing finished a strong year in which improvements were achieved in operating performance. Same store merchandise sales showed a 6.6% increase while merchandise margin dollars were up 4.4%; this after comparable gains in 1997. Although fuel gallonage was down 2.2% due to less aggressive pricing strategies, same store net fuel profits increased 13.6% for Crown as motor fuel retail margins strengthened during 1998 in several of Crown's market areas.

CrownCen's 1998 capital budget expenditures were focused in acquisitions, rebuilds, car washes and in the Point-Of-Sale (POS) and reimaging programs. Total store count rose from 339 at the end of 1997 to 348 for the year just ended. Fourteen brand new sites were opened in Maryland, Virginia and North Carolina.

CrownCen continues to aggressively pursue its reimaging program designed to upgrade existing units into an integrated, fresh new "look" with consistent graphics, canopy colors, interior quality, equipment and merchandise presentation. A total of 61 units completed the program in 1998. In addition, ATM facilities are now available in 158 of our locations with 10 more scheduled for the current year. These provide retail traffic, customer convenience and rental income for the store location.

Crown's POS and scanning equipment is providing us with operational benefits from the standpoint of customers, store employees and retail marketing management. In 1999, we look forward to obtaining improved retail data analysis and completing the full integration of the POS system with Crown's corporate information management systems.

In the past year, CrownCen conducted a detailed retail marketing survey to establish customer loyalty criteria. While the convenience store industry is in a constant state of flux, the survey helped determine that customer loyalty can be built by consistent high standards of attentiveness to product presentation, customer service, product quality and merchandise selection. This consumer knowledge promotes more effective use of our marketing resources and promotion dollars.

Crown's Fleet Fueling program continues to be a generator of new customers by enhancing offerings to our corporate clients. The Fleet Fueling credit card now has the added convenience to be used as a telephone calling card.

The challenge of employee retention, especially at the store level, continues to receive management priority. We seek to identify personnel strategies that encourage quality employees to commit to long term career opportunities with our company.

In December, Crown was pleased to announce that it had successfully completed the replacement/update of 1,100 underground gasoline tanks at a cost of approximately $20 million. This action was required to comply with EPA regulations adopted ten years ago. Much of the industry lagged behind, and Crown's full compliance represents part of our aggressive management commitment to a cleaner, safer environment.

BPIP
Crown's Business Process Improvement Project (BPIP) continued in 1998 with successful implementation of the company's asset management, financial accounting and reporting, and Pasadena Refinery warehouse activities on the new system. In 1999, the company expects to implement the remaining phases of the project which include Wholesale Marketing business processes, Human Resources/Payroll and integration of the new POS system being installed in retail locations with our enterprise-wide business software.

Both the BPIP and POS projects have represented a significant investment by the company in state-of-the-art technology and are key aspects of the company's Year 2000 Compliance program. A more complete Year 2000 Readiness Disclosure can be found in the attached Form 10-K.

LOCKOUT ACTIVITIES

The lockout of the Oil, Chemical and Atomic Workers (OCAW) union (now known as the Paper, Allied-Industrial, Chemical & Energy Workers International union
(PACE)) bargaining unit employees at the Pasadena refinery continues. The lockout was instituted due to pervasive sabotage in the days and weeks surrounding the contract expiration date and the union's intransigence at the bargaining table. Finally, when the union announced that it was withdrawing a 24-hour rolling contract extension and could strike at any time without notice, a lockout was our only reasonable choice. The National Labor Relations Board
(NLRB) has twice upheld the legality of the lockout. Numerous allegations of unfair labor practices filed by the union in connection with the lockout have been rejected by the NLRB; one minor part of one charge was settled, but not a single charge has resulted in the filing of a complaint by that agency.

The company has also been sued by various plaintiffs in three separate law suits which claim environmental violations, personal injury, property damage and employment discrimination. It is our considered judgment that these suits have been instigated and supported by OCAW as part of their "corporate campaign" to force a settlement of the labor dispute on their terms. The company believes that the claims of these law suits are without merit and we will vigorously defend the cases.

In January 1998, Crown filed two law suits in U.S. District Court for the Southern District of Texas - Houston Division against OCAW and some of its members to recover damages for breach of contract and sabotage. These cases are in the pretrial discovery phase.

In December 1998, five identified OCAW member shareholders filed a so-called "derivative suit" purporting to represent the company in seeking damages from the company's directors and some of the officers. The then-president of the OCAW was present for the press conference held by the plaintiffs' attorney to announce the filing of the case, and the union has broadcast news of this and the other lawsuits in numerous press releases, circulars and handouts.

--------------------------------------------------------------------------------

The focus of the company's government affairs activity in 1998 was on the impending rule from the EPA establishing reduced sulfur levels in gasoline. Collectively, the petroleum refining industry proposed to significantly reduce these levels over the next 8-10 years through a phased-in approach. The company seeks to ensure that the rule expected in early 1999 allow for the most cost-effective methods of sulfur reduction and for adequate time to make necessary expenditures in capital equipment.

Thomas L. Owsley was elected Senior Vice President - Legal. J. Michael Mims was elected Senior Vice President - Human Resources. Philip A. Millington joined the company as Vice President - Treasurer. William A. Wolters was elected Senior Vice President - Supply and Transportation.

On December 31, 1998, Sanford V. Schmidt resigned as a member of the Board of Directors at the time of the completion of the reorganization of American Trading & Production Corporation (ATAPCO). Also, Edward L. Rosenberg, Executive Vice President - Supply and Transportation, resigned to accept the position of President and CEO of Rosemore, Inc., the Rosenberg family investments unit resulting from the reorganization of ATAPCO. The company wishes them well in their future endeavors.

Despite the year end results for Crown, I am proud of our performance relative to our competitors. Crown's unique marketing locations and refining operations offer an excellent opportunity for positive performance once the price of petroleum recovers to more normal ranges and value. We will continue to explore all appropriate avenues to improve our performance and shareholder value.

Our work force continues to handle the many challenges and demands with professionalism and commitment. The support of our loyal shareholders and Board of Directors reflects confidence and pride in our company for which as Chairman, I am exceedingly grateful.

Sincerely,



    /s/---Henry A. Rosenberg, Jr.
    HENRY A. ROSENBERG, JR.
    Chairman of the Board, President
    and Chief Executive Officer

    March 1, 1999