Form 10-K, Exhibit 13
period 1998-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1999-03-31
CIK 25885

EXHIBIT 13.b

    Crown Central Petroleum Corporation And Subsidiaries



    OPERATING RESULTS

                                                            Twelve Months Ended December 31
                                               ---------------------------------------------
    Dollars in thousands, except per share
    data                                             1998               1997               1996
    --------------------------------           -------------      --------------     ------------
    Sales and operating revenues (1)             $    1,264,317     $    1,609,083   $    1,641,875
    (Loss) income before income taxes                   (45,745)            31,358           (3,423)
    Net (loss) income                                   (29,380)            19,235           (2,767)
    Net (loss) income per share                           (2.99)              1.97             (.28)
    Net (loss) income per share
      assuming dilution                                   (2.99)              1.94             (.28)
    Weighted average shares used in   the
    computation of (loss) income
      Per share - Basic                               9,832,705          9,752,011        9,721,693
    Weighted average shares used in   the
    computation of (loss) income
      Per share - assuming diluation                  9,832,705          9,898,904        9,721,693


                                        KEY FINANCIAL STATISTICS
                            --------------------------------------------------
                                                      1998                1997             1996
                                               -------------      --------------     ------------
    Working capital (in millions)                $         18.6     $         81.3   $         52.9
    Working capital ratio                              1.12 : 1           1.47 : 1         1.29 : 1
    Liquid assets as a percentage of
      Current liabilities (2)                             49.7%              80.4%            83.2%
    Long-term debt as a percentage    of
    total capitalization (3)                              44.1%              38.4%            40.7%
    Equity ratio (4)                                      34.3%              34.9%            32.8%
    Return on average shareholders'   equity             (15.2%)               9.3            (1.5%)
    Gross profit margin (1)                                8.6%              10.8%             8.7%
    --------------------------------------------------------------------------------



    (1) Sales and operating revenues and Gross profit margin for 1997 and 1996 have been adjusted to reflect certain reclassifications as Discussed in Note A of Notes to Consolidated Financial Statements.

    (2) Liquid assets defined as cash, cash equivalents and trade accounts receivable.

    (3) Total capitalization defined as long-term debt and common stockholders' equity.

    (4) Common stockholders' equity divided by total assets.