Form 10-K, Exhibit 13
period 1998-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1999-03-31
CIK 25885

EXHIBIT 13.c

    Crown Central Petroleum Corporation
    DIRECTORS AND OFFICERS

    BOARD OF DIRECTORS


    JACK AFRICK 2,3,4
    President and CEO
    North Atlantic Trading Co.

    GEORGE L. BUNTING, JR. 2,3
    President and CEO
    Bunting Management Group

    MICHAEL F. DACEY 2
    President
    Evolution Partners, Ltd., Inc.

    THOMAS M. GIBBONS 1,3,4
    Retired Chairman of the Board
    The Chesapeake and Potomac
    Telephone Companies (part of Bell
    Atlantic Corporation)

    PATRICIA A. GOLDMAN 1
    Retirement Senior Vice President
    Corporate Communications
    USAir

    WILLIAM L. JEWS 1
    President and Chief Executive Officer
    Blue Cross and Blue Shield
    of Maryland

    REV. HAROLD E. RIDLEY, JR., S.J. 1
    President
    Loyola College in Maryland

    HENRY A. ROSENBERG, JR. 3,5
    Chairman of the Board, President and
    Chief Executive Officer of the
    Corporation

    SANFORD V. SCHMIDT
    (resigned close of business 12/31/98)
    Senior Vice President
    and Chief Administrative Officer
    American Trading and Production Corporation

    1 Members of Executive Compensation
    and Bonus Committee

    2 Members of Audit Committee

    3 Members of Succession Planning Committee

    4 Member of Executive Committee

    5 Chairman of Executive Committee


    OFFICERS

    HENRY A. ROSENBERG, JR.

    Chairman of the Board,
    President and Chief Executive Officer

    RANDALL M. TREMBLY
    Executive Vice President

    JOHN E. WHEELER, JR.
    Executive Vice President,
    Chief Financial Officer

    FRANK B. ROSENBERG
    Senior Vice President - Marketing

    THOMAS L. OWSLEY
    Senior Vice President - Legal

    J. MICHAEL MIMS
    Senior Vice President - Human Resources

    WILLIAM A. WOLTERS
    Senior Vice President - Supply and Transportation

    PHILIP A. MILLINGTON
    Vice President - Treasurer

    PAUL J. EBNER
    Vice President - Shared Services

    DENNIS W. MARPLE
    Vice President - Wholesale Sales
    and Terminals

    JAMES R. EVANS
    Vice President - Retail Marketing

    DELORES B. RAWLINGS
    Vice President - Secretary

    JAN L. RIES
    Controller

    PHILLIP F. HODGES
    Assistant Secretary

    ANDREW LAPAYOWKER
    Assistant Secretary

    JONATHAN E. BLAKISTONE
    Assistant Secretary

    LAWRENCE BRAGER
    Assistant Treasurer

    KURT S. LARSEN
    Assistant Treasurer


    FAST FARE, INC.
    FRANK B. ROSENBERG
    President

    LAGLORIA OIL & GAS COMPANY
    RANDALL M. TREMBLY
    President

    TRANSFER AGENT AND REGISTRAR
    Boston Equiserve, Division of

    Equiserve
    P. O. Box 8040
    Boston, Massachusetts 02266-8040
    800-736-3001

    Stock listed on American Stock Exchange
    symbol:  CNPA and CNPB

    Internet Access
    http://www.prnewswire.com