Form 10-K, Exhibit 13
period 1998-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1999-03-31
CIK 25885

EXHIBIT 13.d

    CORPORATE INFORMATION

    Crown Central Petroleum Corporation is one of the largest independent refiners and marketers of petroleum products in the United States. The Company operates two high conversion refineries in Texas with a combined capacity of 152,000 barrels per day. Crown markets its refined products at 343 retail gasoline facilities and convenience stores in seven Mid-Atlantic and Southeastern states. Crown's wholesale operations extend from its Texas refineries into the Southeastern, Mid-Atlantic and Midwestern regions of the United States via 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.