Form 10-K, Exhibit 13
period 1998-12-31
CROWN CENTRAL PETROLEUM CORP /MD/
filed 1999-03-31
CIK 25885

EXHIBIT 13.e


    Crown Central Petroleum Corporation and Subsidiaries
    OPERATING STATISTICS

                                                                   Twelve Months Ended December 31
                                                                 ----------------------------------
                                                                        1998            1997
                                                                    -----------     ------------

    Combined Refinery Operations
    Production (BPD - M)                                                   155             159
    Production (Mmbbl)                                                    56.6            58.0
    Sales (Mmbbl)                                                         61.4            59.3
    Gross Margin ($/bbl)                                                  1.59            2.69
    Gross Profit ($MM)                                                    97.6           159.4
    Operating Cost ($/bbl)                                               (2.17)          (2.25)
    Operating Cost ($MM)                                                (133.6)         (133.5)
    Refining Operating (Loss) Profit ($MM)                               (36.0)           25.9

    Retail
    Number Stores                                                          343             336
    Volume (pmps - Mgal)                                                   129             132
    Volume (MMgal)                                                         529             530
    Gasoline Gross Margin ($/gal)                                        0.125           0.116
    Gasoline Gross Profit ($MM)                                           66.0            61.3

    Merchandise Sales (pmps - $M)                                         27.3            25.7
    Merchandise Sales ($MM)                                              112.4           103.7
    Merchandise Gross Margin (%)                                          31.6            30.4
    Merchandise Gross Profit ($MM)                                        35.5            31.5

    Retail Gross Profit ($MM)                                            101.5            92.8
    Retail Operating Costs (pmps - $M)                                   (21.0)          (18.7)
    Retail Operating Costs ($MM)                                         (86.4)          (75.4)
    Retail Non-Operating (Expense) ($MM)                                  (0.7)           (0.9)
    Retail Net Profit ($MM)                                               14.4            16.5

    Wholesale/Terminal Operating (Loss) ($MM)                            (10.5)           (5.3)

    Other
    LIFO Recovery ($MM)                                                   24.8            27.3
    Corporate Overhead ($MM)                                             (25.1)          (21.3)
    Net Interest (Expense) ($MM)                                         (12.4)          (11.5)
    Other (Expense) ($MM)                                                 (1.0)           (0.3)
    Income Tax Benefit (Expense) ($MM)                                    16.4           (12.1)

    Total Net (Loss) Income ($MM)                                        (29.4)           19.2

    Depreciation and Amortization ($MM)                                   34.0            31.6
    Net Interest Expense ($MM)                                            12.4            11.5
    LIFO (Recovery) ($MM)                                                (24.8)          (27.3)
    (Gain) Loss from Asset Disposals ($MM)                                (0.4)            0.4
    Income Tax (Benefit) Expense  ($MM)                                  (16.4)           12.1

    EBITDAAL ($MM)                                                       (24.6)           47.5

    Capital Expenditures ($MM)                                            36.2            31.9




    BPD = Barrels per day
    bbl = barrel or barrels as applicable
    gal = gallon or
    gallons as applicable
    pmps = per month per store
    M = in thousands
    MM = in millions